AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 17, 2000

                                                           REGISTRATION NO. 333-

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  SWISSJET INC.
                            (Exact name of registrant
                          as specified in its charter)

             Florida                                   65-1004371
 (State or other jurisdiction of         (I.R.S. Employer Identification Number)
  incorporation or organization)

      4225 Ingraham Highway                    Lee C. Schmachtenberg, Esq.
       Miami, Florida 33133                   1533 Sunset Drive, Suite 201,
          (305) 668-5119                       Coral Gables, Florida 33143
 (Address and telephone number of                    (305) 666-4676
   principal executive offices                 (Name, address and telephone
 and principal place of business)              number of agent for service)


                          COPIES OF COMMUNICATIONS TO:

                            Richard E. Brodsky, Esq.
                            Richard E. Brodsky, P.A.
                         25 SE Second Avenue, Suite 919
                              Miami, Florida 33131
                            Telephone: (305) 755-9470
                            Facsimile: (305) 381-7708


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
             As soon as practicable after the effective date hereof.

                           ---------------------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of each class of                               Proposed maximum aggregate     Amount of registration
securities to be registered:                         offering price:(1)             fee:
----------------------------                         ------------------             ----------------------
Common Stock, Par Value $.001                        $    37,500,000
Preferred Stock, Par Value $25                       $    75,000,000
Total                                                $   112,500,000                    $33,000

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED _________, 2000.

                                   SWISSJET(SM)[LOGO}

--------------------------------------------------------------------------------

  By Swissjet Inc.: up to 3,000,000 shares of Common Stock, par value $.001 per share, and up to 3,000,000 shares of Cumulative Preferred Stock, par value $25 per share

 By Selling Shareholders identified in this Prospectus: Up to 151,000 shares of
    Common Stock, par value $.001 per share (proceeds of these sales not to be received by the Company)

--------------------------------------------------------------------------------

         This is our initial public offering and no public market currently exists for our shares. We have applied for approval for quotation of our common stock on the Nasdaq National Market under the symbol "SJAL" (common) and "SJALP" (preferred). We anticipate that the initial public offering price will be between $ and $ per share for our common stock and $ for our preferred stock. The stock may trade in an informal over-the-counter market until the offering is closed and we meet the minimal requirements for initial inclusion on Nasdaq.

         THIS INVESTMENT INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON
PAGE        .

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                   Preferred       Common Per
                                                                   Per Share       Share          Total
                                                                   ---------       ----------     -----
       Initial public offering price
       Underwriting discount
       Net Proceeds to Swissjet Inc.
       Net Proceeds to Selling Shareholders


 The underwriters expect to deliver the shares in New York, New York, from time to time as the offering progresses.



THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

BEST EFFORTS, CONTINUOUS OFFERING. The Sales Agents are not required to sell any specific number or dollar amount of Common or Preferred Stock. Shares will be offered and sold in tranches as funds are needed. A minimum of $30,000,000 worth of orders for Common and/or Preferred Stock must be received before there will be a closing of the initial tranche. Common Stock offering prices and Preferred Stock dividend rates may vary from tranche to tranche.


                              J.W. KORTH & COMPANY

                  The date of this Prospectus is ____ ___, 2000


Swissjet is a service mark of Swissjet Inc.

                       INSIDE FRONT COVER OF PROSPECTUS:

         This is an article from the April 1999 edition of MBA Aviation Oracle, published by Morton Beyer and Associates, a highly respected group of airline consultants and aircraft appraisers.

         NEEDED: A NEW APPROACH TO NEW ENTRANT FINANCING

The traditional way of founding a new entrant airline has almost invariably followed this well-worn track.

         - An entrepreneur with a "dream" decides to start an airline. Usually a former pilot or airline executive, who gathers the small team of professionals required to meet FAA requirements and seeks financing.

         - Minimum financing is put together through a handful of investors, local government and businesses.

         - A half dozen new or used narrow body aircraft are leased to minimize capital expenditures.

         - The New Blue Sky Airlines is launched into the teeth of the majors.

The hope is that the new entrant will find a niche at least partially immune to the major's counter attacks, and that the airline can grow itself into at least marginal survivability. Reno Air, Pro Air, Spirit Air, and Frontier are examples of those who have followed this traditional path, and so far are succeeding. Kiwi, Air South, New Pan Am, Carnival, Mark Air, Great American, Nations Air, and dozens of others have tried and failed.

The two major causes of premature failure:

         -    Insufficient Capitalization

         - Lack of managerial sophistication. The owners are good pilots but lousy administrators and planners

It seems to MBA that there remain vast opportunities in domestic and international aviation. Entry is largely free and the incumbent carriers have grown ponderous and slow, weighed with the excess baggage of outmoded corporate cultures, hopelessly ensnared in their massive and inefficient hub infrastructure, and beholden to their Union's wages, work rules and controls over policy.

In this day and age of daily multibillion dollar mergers and acquisitions, and the almost unlimited assets of the banks, funds and major corporations, is there not the ability to put together a large, efficient and fully capitalized new entrant airline to combine the resources and management acumen of the Street? Richard Branson's Virgin Atlantic Airlines is somewhat of a model: Branson had the money and hired the technical expertise and talent to build a highly successful airline. With ten A-340s and six B-747s in service and 18 A-340s and seven B-747-400s on order, Branson has built a successful billion-dollar rival to British Airways in a few short years.

MBA believes this opportunity exists almost everywhere in the world and particularly in the United States today. As we watch the pitiful survival efforts of the rodent-like new entrants scurrying under the feet of the elephantine majors and pleading for DOT protections, would it not be nice to see a real new entrant, with a modern fleet, qualified management and adequate resources to enter the industry.

                               PROSPECTUS SUMMARY

         This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and our consolidated financial statements, before making an investment decision.

         OUR PRINCIPAL PRODUCT: SWISSJET NON-STOP VACATIONS(SM)

         Swissjet believes air travel vacations can be easy, fun, and economical.

         Industry consolidation and large airlines' "hub & spoke" systems have forced many vacationers to choose between high-priced flights on scheduled airlines, with time-consuming stops through one or more crowded hub airports, and low-priced flights on a small charter airline with older aircraft and little customer service. As for accommodations, travelers are sometimes forced to stay at hotels that are chosen for them on the basis of price, with a low emphasis on quality.

         Swissjet intends to do things differently. We will combine two functions that are often provided by two different entities operating independently of one another - the airline and the tour operator. We will therefore be focusing on providing value to vacation travel customers from the beginning of their vacation to the end.

         Swissjet Non-Stop Vacations will be easy to book (one transaction), have short travel times (non-stop flights), low stress (departures from smaller, less congested metropolitan airports) and economical (often less costly than booking hotels and air travel separately).

         We are committed to offering Swissjet customers a vacation experience free of many of the frustrations suffered in flying today on many major airlines:

--------------------------------------------------------------------------------

           OUR PERCEPTION OF VACATIONERS' AIR TRAVEL FRUSTRATIONS AND
                             THE SWISSJET SOLUTIONS

Because of few or no scheduled non-stop flights, travel to out-of-the way vacation destinations can take up to 12 hours, out of which only two to four hours are spent in the air.

     - SWISSJET WILL FLY DIRECT NON-STOP SERVICE TO MANY VACATION DESTINATIONS IN AN AVERAGE OF TWO TO FOUR HOURS. THIS WILL ADD AS MUCH AS A WHOLE DAY OF ADDITIONAL VACATION TIME TO EACH TRIP.

Major airports are often crowded, with long lines for check-in, security, restaurants, takeoffs and landings.

     - SWISSJET WILL SERVE LESS CONGESTED AIRPORTS AND AVOID AS MUCH AS POSSIBLE CROWDED TERMINALS AND AIRSPACE.

Meal service on many airlines has been eliminated or scaled to a minimum.

     - SWISSJET'S CUISINE WILL BE DESIGNED TO BANISH THE TERM "AIRLINE FOOD" FROM ITS PASSENGERS' VOCABULARY.

Major Airline Personnel are Often Surly, Unfriendly and Uninterested in Customer Service.

     - SWISSJET WILL HIRE SERVICE-ORIENTED PERSONNEL, TRAIN THEM TO PROVIDE QUALITY SERVICE, AND RATE THEIR PERFORMANCE ON THE BASIS OF CUSTOMER SATISFACTION.

Airline personnel often provide little useful information about flight status.

     - SWISSJET WILL PROVIDE SERVICE STAFF CURRENT, ACCURATE INFORMATION ABOUT FLIGHT DELAYS AND WEATHER CONDITIONS SO THAT THEY CAN FREELY IMPART THIS INFORMATION TO OUR CUSTOMERS.

When booked separately, airfares and hotel accommodations are often expensive and time consuming to arrange.

     - SWISSJET NON-STOP VACATIONS WILL OFFER, IN ONE TRANSACTION, COMPLETE PACKAGES AT AS MUCH AS A 30% DISCOUNT TO BOOKING HOTELS AND AIRFARE SEPARATELY.

When booking a far away vacation in an unknown hotel, a vacationer is often uncertain of its quality.

     -    SWISSJET AFFILIATE HOTELS WILL BE PRE-APPROVED BY SWISSJET FOR
          QUALITY.

Major airlines offer few services beyond seats from one place to another.

     - SWISSJET WILL HAVE AN INTERNATIONAL 24-HOUR HELP LINE FOR TRAVEL PROBLEMS, EXTENSIVE FIRST AID EQUIPMENT ON THE AIRCRAFT WITH TRAINED STAFF AND A MEDICAL HOT LINE.

--------------------------------------------------------------------------------


               AREAS TO BE SERVED WITH OUR DIRECT NON-STOP SERVICE

         The area of our expected operations includes the United States, Canada, Mexico, Cuba, the Islands of the Bahamas, the Caribbean, Central and South America. We will offer non-stop flights from less congested metropolitan airports, such as Midway in Chicago, Dulles outside of Washington, D.C., Islip outside of New York City, Flint outside of Detroit, and Ft. Lauderdale-Hollywood in Florida. These flights will go to such vacation destinations as Aruba, Barbados, St. Croix, Margarita Island, St. Maarten, Costa Rica, and to National Parks such as Yellowstone and Grand Canyon.

       HERE ARE SOME EXAMPLES OF FEASIBLE SWISSJET NON-STOP VACATIONS:

                                -------------- ------------- ------------- -------------- ------------- --------------
                                  SCHEDULED      SWISSJET     TIME SAVED    PRICE OF A      SWISSJET     MONEY SAVED
                                   AIRLINE       NON-STOP       USING       SEPARATELY      COMBINED        USING
                                 FLIGHT TIME   FLIGHT TIME     SWISSJET       BOOKED         VALUE        SWISSJET
                                   (HRS.)         (HRS.)                     VACATION       VACATION
------------------------------- -------------- ------------- ------------- -------------- ------------- --------------
        DETROIT, MI -               10:15          4:30          5:45         $ 1,250        $ 953           24%
  ST. CROIX, ST THOMAS, USVI
------------------------------- -------------- ------------- ------------- -------------- ------------- --------------
         BOSTON, MS -               13:53          4:30          9:13         $ 1,070        $ 953           11%
  ARUBA / BARBADOS / CURACAO
------------------------------- -------------- ------------- ------------- -------------- ------------- --------------
       WASHINGTON DC -              5:04           3:10          1:56         $ 1,138        $ 747           34%
   COZUMEL / CANCUN, MEXICO
------------------------------- -------------- ------------- ------------- -------------- ------------- --------------
        ORLANDO, FL -               9:50           4:30          5:20         $ 1,508        $ 833           45%
       GRAND CANYON /
------------------------------- -------------- ------------- ------------- -------------- ------------- --------------


------------------------------- -------------- ------------- ------------- -------------- ------------- --------------
         YELLOWSTONE
------------------------------- -------------- ------------- ------------- -------------- ------------- --------------
        NEW YORK, NY -              9:35           4:30          5:05         $ 1,273        $ 953           25%
  MARGARITA ISL., VENEZUELA
------------------------------- -------------- ------------- ------------- -------------- ------------- --------------
       ST. LOUIS, MO -              6:21           4:30          1:51         $ 1,182        $ 953           19%
   ST. MAARTEN / ST. KITTS
------------------------------- -------------- ------------- ------------- -------------- ------------- --------------
     FT. LAUDERDALE, FL -           5:30           2:30          3:00         $   970        $ 636           34%
      COSTA RICA, BELIZE
------------------------------- -------------- ------------- ------------- -------------- ------------- --------------



       THE ABOVE EXAMPLES ARE FOR ILLUSTRATIVE PURPOSES ONLY.

Prices and times for non-Swissjet vacations based on a search on a leading travel web site, July 2, 2000, for round trip flights, 30 days or more in advance, with Saturday night stay over. No non-stop flights included because none located. Prices include $100 per night hotel charges for six nights. Additional taxes or airport fees not included. Surface travel to and from airport and check-in time not included.

Prices for Swissjet vacations based on cost of airline operation at 75% load factor plus mark-up. Times for Swissjet flights based on projected non-stop service and industry norms. Prices include $80 per night hotel charges for six nights; discount to passenger based on bulk (discount) purchase of hotel rooms by Swissjet. Prices also include 15% travel agent commission. Additional taxes or airport fees not included. Surface travel to and from airport and check-in time not included.

All prices are round-trip. All times are one way. While Swissjet intends to provide non-stop service to vacation destinations in the above regions, it does not guarantee when (if ever) Swissjet will be serving these markets. All prices and schedules are subject to change.


                   HIGHLIGHTS OF SWISSJET'S BUSINESS STRATEGY


--------------------------------------------------------------------------------

MARKETING EXPERTISE IS A KEY FACTOR IN OUR BUSINESS PLAN

Many great ideas fail because they lack salesmanship. Our founders and directors have successful marketing and sales experience. We intend to use that experience to develop an aggressive marketing approach.

HOTEL BOOKINGS

Hotel rooms can be purchased in bulk at less than 50% of the retail rate. We intend to mark up these prices to develop profits big enough to help pay for the higher levels of service and higher commissions to travel agents.

LITTLE OR NO EXPECTED COMPETITION FROM MAJOR AIRLINES

We plan to initially fly just two to four times per week from each major city to a vacation destination from non-hub airports. We expect this low volume, out-of-the-way approach will be viewed as non-threatening by the large airlines.

SOLID AIRLINE MANAGEMENT

We have assembled a highly qualified team of airline managers from successful aircraft operations to join us as officers and directors. We intend to utilize state-of-the-art airline management software to support our operations.

ECONOMIC AIRCRAFT

The MD-80 series aircraft we intend to purchase are economical compared to new aircraft, modern, noise compliant, fuel efficient, long lived, and offer sufficient range to meet our vacationers' needs for non-stop flights.

PURCHASING RATHER THAN LEASING AIRCRAFT

We plan to purchase our aircraft outright and avoid the significantly higher cost of leasing aircraft, passing the difference on as dividends to shareholders. Moreover, there are tax depreciation incentives for aircraft ownership.

A STRONG CAPITAL BASE

Initially, we plan to acquire aircraft from the sale of common and/or preferred stock and plan to have no significant debts or lease payments. This will give us greater flexibility in an economic downturn or in the face of unforeseen difficulties.

TRAVEL AGENTS AS OUR SALES FORCE

We will pay travel agents higher commissions than they have grown accustomed to receiving from the major airlines. We expect that this will cause travel agents to favor Swissjet Vacations over lower commission products. We will target our marketing to travel agents, thus saving the cost of advertising in mass media.

CENTRAL ADMINISTRATIVE AND REPAIR BASE

Our administrative base will be Ft. Lauderdale International Airport, in the center of our service area. South Florida has every service required to maintain the aircraft at competitive prices and a readily available trained labor force from which to draw quality employees. The central location will save travel costs and time for all personnel.

OUTSOURCING PARTS MANAGEMENT

Spare parts are a large and expensive issue for many airlines. Our parts department will be managed by AAXICO Sales Inc., a 50-year-old major aircraft parts supplier that will provide strong expertise. AAXICO will help minimize inventory, provide just-in-time parts at its best prices to efficiently maintain our aircraft. AAXICO may be deemed an affiliate of J.W. Korth & Company, one of our Principal Founders and our principal underwriter.

ADDED REVENUES FROM SUPPLEMENTAL AD HOC SERVICE

In addition to offering Swissjet Non-Stop Vacations, we intend to make our aircraft available for ad-hoc charter service for Corporate Incentive Travel, sports teams, the U.S. Military, and Cruise Lines, and to fly under sub-service for other airlines in need of short-term capacity.

PAYING DIVIDENDS TO COMMON STOCKHOLDERS

As soon as we are profitable, we intend to reward our stockholders with a reasonable dividend. We believe that this policy will create an incentive for our shareholders to treat their investment in Swissjet common stock as a long-term investment.

                             STATUS OF OUR BUSINESS

         Swissjet Inc. is in the development stage. We were incorporated in April 2000 with the intention of starting and operating a commercial airline.

         We do not yet own or lease any aircraft. We have applied for the required approvals from the Department of Transportation ("DOT") and Federal Aviation Administration ("FAA"). The objection period has expired without any objections having been filed. We are applying for authority to operate in domestic and international charter air transportation of persons, property and mail. On June 23, 2000, DOT informed us that further processing of our application will await the filing of the Registration Statement for this Offering.

         One of our Principal Founders, Serge Feller, and several of our officers and directors have substantial experience in the aircraft industry with successful airlines. Mr. Feller has substantial experience and relationships in the operations of airlines and the marketing to tour operators and travel agents for the airline industry. The other Principal Founder, J. W. Korth & Company, has substantial experience in aircraft business financing, general finance and business organization and marketing, and is an experienced securities underwriter.

         Nonetheless, we recognize that the airline business can be notoriously difficult for new entrants, and that for every success story since the deregulation of airlines in the late 1970s there have been numerous failures. A recent article by a noted airline consultant, Morton Beyer, highlights the problems and offers solutions. This article is reproduced in the inside cover of this Prospectus.

         We believe that our business plan, outlined in this Prospectus, provides a basis for optimism. We hope to avoid the problems that have caused so many failures in the past. There are risks associated with our business plan and with any investment in our stock and there is no assurance that we will be able to avoid the problems that have caused other airlines to fail. See "Risk Factors".


                           TESTING OUR BUSINESS PLAN

         Serge F. Feller and J.W. Korth & Company (our two Principal Founders) tested our business plan during an initial limited test program in February and March 2000. Utilizing a corporation, Dove One, Inc., which they acquired in November 1999, these Founders arranged for a total of 40 charter flights, which were flown for three different tour operators. They contracted with an unaffiliated airline, Casino Express Airlines, to provide the air service. Casino Express supplied the aircraft, crew, maintenance and insurance services. The results of that test program, including the expression of interest by many potential customers for additional flights, led these Founders to believe that our business plan has a reasonable prospect of growth and profitability. See "Test of Business Plan".

         Whether we can be successful in carrying out our business plan depends on many factors, some of which are totally out of our control. The important risk factors that we have identified are described below under "Risk Factors".


                                  OUR ADDRESS

         Our principal executive offices are located at 4225 Ingraham Highway, Miami, Florida 33133. Our telephone number at that address is (305) 668-5119. Our operations office is located at the Ft. Lauderdale-Hollywood Airport, 750 SW 34th Street, Suite

207, Ft. Lauderdale, Florida 33315. Our Website is located at www.swissjet.com. The information contained on our Website is not part of this prospectus.

                                  THE OFFERING

         This is an offering of up to 3,000,000 shares of Common Stock and up to 3,000,000 shares of Cumulative Preferred Stock by the Company, and up to 151,000 shares of Common Stock by selling shareholders identified in this Prospectus. The Company will not receive the proceeds of the sale of shares by selling shareholders. The Selling Shareholders may not sell their stock until the minimum amount of proceeds have been raised on sales of our Common or Preferred to satisfy the requirements of our business plan as filed with DOT.

         This is a best efforts, continuous offering. Stock will be sold from time to time in specified amounts ("tranches") of Common or Preferred shares at specific prices.

         The Agents are not required to sell any specific number or dollar amount of securities but must receive orders for $30,000,000 in Common and/or Preferred Stock before there will be a closing of the first tranche.

         For each tranche, we will announce pricing of shares from time to time and shares will be offered until the entire tranche has been sold, or until we terminate sales for the tranche. These prices and the dividend rate for Preferred Stock could be lower or higher than those for the first tranche offered.

         There are no other plans to issue any stock, other than stock sold pursuant to this Offering, once this Offering commences. There is no current market established for Swissjet's securities, and no market may exist at the conclusion of this offering.

         If a market for Swissjet stock develops, we cannot predict the effect, if any, that offers of future tranches will have on the market prices for shares already sold, or the effect, if any, that the market prices for shares already sold will have on the amount and pricing of sales of stock in future tranches.




Securities Offered by Swissjet Inc.                           Up to  3,000,000 shares of Common Stock, par value $.001
                                                              per share;

                                                              Up to  3,000,000 shares of Cumulative Preferred Stock,
                                                              par value $25 per share

Securities Offered by Selling Shareholders                    Up to 151,000 shares of Common Stock, par value $.001
                                                              per share

Total Common Stock Offered                                    Up to 3,151,000 shares

Total Preferred Stock Offered                                 Up to 3,000,000 shares

Common Stock Outstanding After the Offering, if all Shares    Up to 7,605,000 shares
are Sold

Use of Proceeds                                               Costs of the offering will be paid first, after which,
                                                              funds will be used for working capital and general
                                                              corporate purposes including obtaining a FAA 121 air
                                                              carrier operating certificate, acquiring or leasing
                                                              aircraft, equipment, and developing maintenance and
                                                              technical programs.


                            SELECTED FINANCIAL DATA

         The Selected Financial Data presented below are derived from the Financial Statements of Swissjet. They are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis or Plan of Operation" and Swissjet's Financial Statements (including the Notes) included elsewhere in this prospectus. Swissjet is a development stage company.


                                              Swissjet Inc.
                                       (A Development Stage Company)

   Income Statement Data:                                              May 31, 2000         As Adjusted(1)
   (April 3, 2000 through May 31, 2000
   Revenues                                                            $    ---             $   ---
   NET (Loss)                                                          $ (  23,964)         $   (83,964)
   NET income (loss) per common share                                  $       0.0          $       0.0


   Balance Sheet Data:
   Total Assets                                                        $    80,080          $ 27,808,180
   Total Liabilities                                                   $    ---             $     60,000
   Total Liabilities and Stockholders Equity                           $    80,080          $ 27,808,180

(1) As adjusted after the closing of the first tranche of $30,000,000 from this Offering and completion of DOT and FAA certification.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Information contained in this Prospectus includes forward-looking information which can be identified by forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," or the negative thereof, or other variations in comparable terminology. Such forward-looking information is based upon management's current knowledge of factors affecting our business. The differences between expected outcomes and actual results can be material, depending upon the circumstances. Where we express an expectation or belief as to future results in any forward-looking information, such expectation or belief is expressed in good faith and is believed to have a reasonable basis. We can provide no assurance that the statement of expectation or belief will result or will be achieved or accomplished.

         Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following:

         -  the successful conclusion of this Offering;
         -  our ability to obtain required governmental authority;
         -  our ability to acquire aircraft on an economic basis;
         - our ability to attract and maintain a highly motivated employee force;
         -  general economic conditions;
         -  economic conditions in the travel industry;
         -  technological developments;
         -  labor costs;
         -  aviation fuel costs;

         -  competitive pressures on pricing;
         -  weather conditions;
         -  governmental legislation and regulation;
         -  consumer perceptions of our products;
         -  demand for air transportation in markets in which we operate; and
         - other risks and uncertainties attendant to the risks of any new business enterprise is highly competitive and capital-intensive.

         The principal risks of this offering are described under "Risk
Factors".

         The Company does not undertake to update our forward-looking statements to reflect future events or circumstances.

                                  RISK FACTORS

       An investment in our Common or Preferred Stock involves a high degree of risk. You should consider carefully the following information about these risks before buying shares of Common or Preferred Stock. The risks described below are not the only ones facing our Company. Additional risks may impair our business operations. If any of the following risks occur, our business, results of operations or financial condition could be adversely affected. In that case, the trading price of our Common Stock or Preferred Stock could decline, and you may lose all or part of your investment.

       You should also refer to the other information contained in this Prospectus, including our financial statements and the notes to those statements.

                           RISKS RELATED TO SWISSJET

       WE HAVE NOT YET ACQUIRED AIRPLANES AND DO NOT YET HAVE OPERATING AUTHORITY TO FLY THE AIRCRAFT REQUIRED BY THE BUSINESS PLAN WE SUBMITTED TO THE DOT. At present, we are in negotiations to acquire aircraft but at present, we neither lease nor own any airplanes. While we have filed our initial applications, we do yet have the required certification from the Department of Transportation ("DOT") and the Federal Aviation Administration ("FAA") to operate as a charter airline.

       OBTAINING THE REQUIRED OPERATING AUTHORITY WILL BE TIME-CONSUMING AND EXPENSIVE. Even if this offering is successful and we raise the maximum amount of money we can raise, we still will not have the authority to operate as a charter airline. There is no guarantee that we will be able to obtain the authority, or that we will be able to do so on a timely basis. Moreover, the DOT and FAA application processes are costly. FAA certification alone can cost up to $3 million in expenses on testing and training our aircraft and personnel and can take up to six months or longer.

         WE WILL NEED TO RAISE A MINIMUM OF $30,000,000 FROM THIS OFFERING. Our intention is to start operations by buying two aircraft, such as the MD-80 series. To do so will require us to raise approximately $30,000,000, which, after buying two aircraft, will leave us with enough working capital to satisfy the requirements in our DOT application. Unless we have offers for $30,000,000 in Common and/or Preferred Stock, we will not close on the first tranche of this Offering.

         WE HAVE NO OPERATING HISTORY. We have no operating experience as a separate corporation. Our Founders' operating experience with respect to our business plan is limited to a brief Test Period, during which they generated a small positive operating cash flow. We cannot assure you, however, that we will be able to duplicate this result during normal business operations, because our expenses might be higher or our revenues lower, or both, than they were during the Test Period.

         WE ARE A NEW COMPANY WITH A LIMITED NAME RECOGNITION. Although our President, Serge F. Feller, has experience in the airline industry, as do the key operating employees we expect to hire, the Principal Founders, operating under the trade name "Swissjet", have had only a very limited test period of operations, which we describe more fully under "Test of Business Plan". This means that we may have limited name recognition among potential customers. Also, because we are new and our business is small and narrowly focused, we will be especially vulnerable to competition and changing trends in the travel industry.

         OUR BUSINESS IS HIGHLY COMPETITIVE. We believe we have a good business plan, but we are a small, new company in a very competitive business. Many of our potential competitors have far more money available to them. If we begin to show success, larger competitors can compete with us by offering comparable service at a lower price than we could afford to offer. Since the deregulation of the airline industry in the late 1970s, many new airlines have started business, but have failed to compete successfully with established airlines. While our business plan does not contemplate substantial direct competition with scheduled airlines, there can be no assurance that, despite our strategy, we will not face price-cutting competition.

         WE DO NOT HAVE AN INDEPENDENT FEASIBILITY STUDY AND OUR EVALUATION OF THE MARKET MAY BE INCORRECT. Our business plan for the continuing implementation of our business strategy is based upon the experience, judgment and certain assumptions of management, upon certain available market information, and upon the results of the Test Period. We have not obtained a third party independent feasibility study relating to our plans to enter into the commercial airline business, nor do we plan to commission such a study.

         WE NEED A FLEXIBLE MANAGEMENT AND HIGHLY MOTIVATED, CUSTOMER-ORIENTED EMPLOYEES. The charter airline business requires a management that is highly flexible and is able to react to changes on very short notice. Since we will not be a scheduled airline, our ability to service clients will be dependent in part on our ability to manage our small fleet of aircraft in a highly efficient manner. In addition, the day-to-day operations of an airline - ground handling, food service, scheduling, crew stationing, etc. - are labor intensive and require individuals on a team with foresight and flexibility. While we believe our strategy of providing stock options and profit sharing will help attract and keep the necessary personnel, there is no guarantee this will be accomplished.

         WE NEED TO FIND AVAILABLE AIRCRAFT AT REASONABLE PRICES. To operate aircraft of our own, we will need to buy appropriate aircraft at reasonable prices. The market for buying medium-sized, single aisle aircraft has varied over the years. Large changes in prices and availability can occur over as little time as three months. Our business plan, to be successful, depends on our ability to find available aircraft to buy at reasonable prices. While we have investigated the market and determined that aircraft are being offered which will meet our needs, we may find that the market has changed by the time we can make a purchase. Therefore, we may not be able to do so at prices we consider economic.

         WE MAY HAVE LARGE FINANCING COSTS WHETHER OR NOT WE CAN GENERATE REVENUES. We plan to purchase aircraft from the proceeds of this offering. If we do not raise enough money from the offering or if the supply of reasonably priced aircraft should lessen, we may have to lease aircraft or buy aircraft partially on credit. If we lease our aircraft, we will have to make substantial lease payments. If we buy our aircraft partially on credit, we will have to borrow part of the cost and thus will have to make mortgage payments to pay off the debt. In either case, lease payments or mortgage payments on the aircraft must be made even if there is no revenue from which to make the payments. If we cannot find enough business or are other costs are higher than we expect, these lease or mortgage payments could cause losses and, possibly, the eventual demise of the Company.

         IF SERVICE CONTRACTORS DO NOT PERFORM PROPERLY, IT WILL ADVERSELY AFFECT OUR OPERATIONS. If third party contractors do not provide essential services in a timely and reliable manner, our operations will be affected. We will enter into agreements with contractors to provide certain equipment, facilities and services required for support operations. These will include baggage and ground handling services, certain aircraft maintenance, and specialized personnel training. It is standard industry practice for small airlines to contract these services. Typically, large airlines perform these services and use contractors on a supplemental basis. Such contractual services are readily available.

         WE WOULD BE HURT BY THE BANKRUPTCY OF BUSINESSES WE DEAL WITH. At least at the outset, we will initially be highly dependent on a few other companies. While we intend to monitor our exposure to any single enterprise, the bankruptcy of any one of these entities could cause us to be unable to complete our flights or sign up more business.

                RISKS RELATED TO THE AIRLINE INDUSTRY GENERALLY

         THE AIRLINE BUSINESS IS A CAPITAL-INTENSIVE BUSINESS, MAKING CONTROLLING OUR COSTS CRITICAL. We believe we will be able to operate in a cost effective manner, but if we are unable to operate at costs that we project and lower costs cannot be achieved, it could adversely affect our viability. The airline industry, historically, has low gross profit margins with high fixed costs in comparison to revenues.

         WE WILL BE VULNERABLE TO INCREASED COSTS. The operation of an aircraft depends on fuel, insurance costs, the payment of taxes, ground handling fees, airport fees and other expenses all of which may increase from time to time. These costs could rise faster than our ability to raise our prices or otherwise generate the cash to pay increased costs. This could limit or eliminate our ability to operate profitably. Typically, fuel costs are the highest operating expense for companies providing airline service. Fuel costs and availability can be affected by political and economic conditions throughout the world. Any changes in the availability or cost of fuel could adversely affect us. See "Business - Fuel" for additional discussion of the effect of fuel costs on operations.

         THERE IS A RISK OF UNINSURED LOSSES. It is possible that because of a flight accident, or through some other accident or mishap, we could suffer a loss that would be greater than our insurance coverage, or such a loss could occur in an activity where we are not insured.

       AIRLINES AND RELATED BUSINESS ARE VULNERABLE TO LABOR DISPUTES. The airline industry is heavily unionized and has a history of labor disputes and work stoppages. These factors could stop our operations even if the labor disputes occur at another company, such as a ground handling company or a supplier of aircraft.

       THE AIRLINE BUSINESS IS VERY SENSITIVE TO CHANGES IN THE GENERAL ECONOMY. The airline industry has a cyclical nature and is sensitive to overall economic conditions. Historically, downturns in the economy have caused a reduction in leisure and business airline passengers; any prolonged reduction in passenger traffic may adversely affect Swissjet.

       OUR OPERATIONS MAY BE ADVERSELY AFFECTED BY THE COST OF COMPLIANCE WITH PRESENT AND FUTURE FEDERAL REGULATIONS. We must obtain the necessary authorization from several government agencies to commence flight operations, including a Certificate of Public Convenience and Necessity from DOT and an operating certificate from the FAA. Such authority is subject to compliance with applicable statutes, rules and regulations pertaining to the airline industry, including any new rules and regulations that may be adopted in the future. We will be required to file a progress report with the DOT after the first year of operations, at which time the FAA and DOT will determine if we are still fit to operate an airline. The FAA will maintain increased surveillance and scrutiny of our operations for up to five years. There is no assurance that we will be able to comply with all present and future rules and regulations. The cost of regulatory compliance may have an adverse effect on our profitability.

       OUR BUSINESS IS HEAVILY AFFECTED BY OTHER GOVERNMENT REGULATION. The aircraft industry is highly regulated and scrutinized continuously by the federal government and foreign governments. It is possible that regulatory action could have an adverse impact on our business. These regulations include noise regulation, which, if tightened, will make it more costly to operate because of the costs to lower aircraft noise are great.

       OUR BUSINESS IS SUSCEPTIBLE TO POLITICAL RISK IN FOREIGN COUNTRIES. We will be landing some of our aircraft in foreign countries. A war, domestic disturbances, or a disagreement between the foreign country and the United States could cause a confiscation of our aircraft or otherwise limit our ability to carry on our business.

                         RISKS RELATED TO THIS OFFERING

       PURCHASERS OF OUR COMMON STOCK WILL BE IMMEDIATELY AND SUBSTANTIALLY DILUTED. This offering involves an immediate and substantial dilution between
the initial public offering price of $    per share for the common stock and the
pro forma net tangible book value per share of common stock after the offering. Such dilution will amount to:

(1)      $      if 3,000,000 shares are sold;
(2)      $      if 2,000,000 shares are sold;
(3)      $      if 1,000,000 shares are sold.

       In addition, the founding Shareholders received their shares of Common Stock without exchanging cash therefor. See "Dilution" and "Selling Shareholders".

       IF OUR COMMON STOCK PRICE FALLS BELOW $5.00, TRADING COMMON STOCK MAY BE MORE DIFFICULT. If the trading price, if any, of our common stock were to fall below $5.00 per share, trading in the common stock would be subject to certain rules promulgated under the Exchange Act of 1934. This could severely limit the liquidity of the common stock and the ability of purchasers in this offering to sell the common stock in the secondary market. Those rules require additional disclosure by broker-dealers in connection with any trades involving a stock market price of less than $5.00 per share. Such rules require the delivery of a disclosure schedule explaining the penny stock market and the risks associated therewith. Such delivery must occur prior to any transaction. Additional sales practice requirements are imposed on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, and current bid and offer quotations for the penny stock. If the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Such information must be provided to the customer orally or in writing prior to effecting the transaction and in writing before or with the customer confirmation. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements may discourage them from effecting transactions in the common stock.

         OUR STOCK PRICE COULD BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES IN THIS OFFERING. The trading price of our common stock is likely to be volatile. The stock market has experienced extreme volatility. This volatility has often been unrelated to the operating performance of particular companies. We cannot be sure that an active public market for our common stock will develop or continue after this offering. Investors may not be able to sell their common stock at or above our initial public offering price. The price for our common stock will be determined in the marketplace and may be influenced by many factors, including variations in our financial results or those of companies that are perceived to be similar to ours; changes in earnings estimates by industry research analysts; investors' perceptions of us; and general economic, industry and market conditions.

         WE PLAN TO ISSUE PREFERRED STOCK, WHICH WILL HAVE A PREFERENTIAL RIGHT TO DIVIDENDS AND LIQUIDATION PROCEEDS OVER THE COMMON STOCK. If you purchase common stock, your right to dividends, and proceeds if we liquidate, will be subordinated to the preferred stock. This means that the preferred stock will receive all its stated dividends before the common stock will receive any dividends. This also means that upon liquidation the preferred stock will receive its par value before any liquidation payment will be made on the Common Stock. It is very likely that should a liquidation of the Company occur before the Preferred Stock is redeemed, the holders of the Common Stock will receive nothing on their investment.

                                    DILUTION

         If you invest in our common stock, your interest will be diluted to the extent of the difference between our tangible assets and our liabilities, divided by the number of shares of common stock outstanding upon completion of this offering. For purchasers of our common stock in this offering, dilution in net tangible book value per share represents the difference between the initial public offering price of our common stock in this offering and the net tangible book value of our common stock immediately after completing this offering.

         As of May 31, 2000, our net tangible book value was $57,580.00 or $0.12 per share of our common stock. After giving effect to the sale of 3,000,000 shares of common stock in this offering at an assumed maximum initial public
offering price of $      per share, and after deducting underwriting discounts
and commissions and estimated offering expenses, our net tangible book value as of May 31, 2000 would
have been $         or $       per share of our common stock. This represents an
immediate increase in our net tangible book value of $      per share to current
shareholders and an immediate dilution of $       per share to new investors
purchasing our common stock in this offering.

         The following table illustrates the foregoing information as of May 31, 2000 with respect to dilution to new purchasers of common stock on the basis of varying numbers of shares sold:


 Assumed initial public offering price
 per share
 Number of shares sold                                   3,000,000            2,000,000             1,000,000

 Net tangible book value per share                       $                    $                     $
 before the offering
 Increase per share attributed to                        $                    $                     $
 payment by new investors
 Pro forma net tangible book value                       $                    $                     $
 per share after theoffering
 Dilution per share to new investors                     $                    $                     $


         The following table summarizes, assuming 3,000,000 shares sold pursuant to this Offering, as of May 31, 2000 the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by Founding Stockholders and by new investors at an assumed offering
price of $     per share and without giving effect to the underwriting discount and assumed offering expenses:


                                           Total                       Average price per
                                           consideration               share paid
                                           paid

 By new investors                          $                           $

 By Founding Stockholders                  $                           $


         The expected offering price of the Preferred Stock will be $    per
share. Each Preferred Share will have a liquidating value of the same amount. This liquidation value is senior to any liquidation of the Common Stock. Because the Common Stock and the Preferred Stock will be offered simultaneously, if the maximum amount of the offering is sold, it can be expected that the liquidation value of the Common Stock will always be less than the tangible book value of the Company. Therefore there will be no immediate dilution to the investors on the Preferred Stock.


                                 USE OF PROCEEDS

         Set forth below is our anticipated use of proceeds from shares of our stock, after deduction of estimated remaining offering expenses of $120,000.00. We will not obtain any of the proceeds of sales of Common Stock by selling shareholders.

         The minimum amount of stock that must be sold in the Offering is $30,000,000. The total proceeds to us from this Offering, if completed in full, will be $112,500,000.

         Our pre-offering expenses and the expenses incurred in connection with this Offering, including agents' commissions (which, in the aggregate, are expected to be no more than $8,000,000 in the aggregate), are being funded in part through our cash reserves but chiefly from the proceeds of this Offering. The pre-operational expenses incurred in connection with this Offering include the offering expenses, legal and accounting fees, printing costs, regulatory fees, fees paid to qualified broker-dealers and marketing costs. The net proceeds of this offering will be used for:

      -  expenditures for purchase of aircraft, equipment and inventory;
      - development of maintenance and technical programs designed to comply with federal regulatory requirements;
      -  federal certification expenses;
      -  identifying, hiring and training of necessary labor force; and
      -  working capital and general corporate purposes.

         The amounts and timing of expenditures for each purpose is subject to the broad discretion of the management and will depend on factors such as the amount of net proceeds available to us and the effects of competition, many of which are beyond our control.

         Until required for operations, our policy is to invest our cash reserves in bank deposits, certificates of deposit, commercial paper, corporate notes, U.S. government instruments, and other investment-grade quality instruments.

         The following table represents our expected use of proceeds from the sale of stock in this offering under the different scenarios presented. See "The Offering" and "Management's Discussion and Analysis or Plan of Operation".

                                                               (1)               (2)              (3)                 (4)
      Gross Proceeds  from Offering                    $30,000,000       $50,000,000      $75,000,000        $100,000,000

      Less Offering  Expenses                              215,000           215,000          215,000             215,000

      Maximum (possible) Commission                      2,100,000         3,500,000        5,250,000           7,000,000

      Net Proceeds from Offering                        27,780,000        46,380,000       69,630,000          92,880,000

      Pre-certification Expenses                         1,963,528         1,963,528        1,963,528           1,963,528

      Aircraft Acquisition                              18,000,000        36,000,000       54,000,000          72,000,000

      General Working Capital                            7,721,472         8,321,472       13,571,472          18,821,472


Notes:

      (1) This represents the minimum proceeds needed to obtain FAA & Certification and commence revenue operations with 2 purchased MD-82 aircraft.
      (2) This represents the minimum proceeds needed to obtain FAA & Certification and commence revenue operations with 4 purchased MD-82 aircraft.
      (3) This represents the minimum proceeds needed to obtain FAA & Certification and commence revenue operations with 6 purchased MD-82 aircraft.
      (4) This represents the minimum proceeds needed to obtain FAA & Certification and commence revenue operations with 8 purchased MD-82 aircraft.

                                  OUR BUSINESS

                              THE SWISSJET CONCEPT

         Swissjet believes air travel vacations can be fun, easy and economic. We plan to offer customers this type of vacation experience by packaging vacation accommodations with seats on our non-stop flights. We will call these vacation packages "Swissjet Non-Stop Vacations"(SM).

         Our plan is to offer Swissjet customers a flying experience free of many of the frustrations suffered in flying today on many major airlines. We intend to fly from less congested metropolitan airports, such as Midway in Chicago, Dulles outside of Washington, D.C., Islip outside of New York City, and Ft. Lauderdale-Hollywood in Florida, non-stop to such vacation destinations as Aruba, Barbados, St. Croix, Margarita Island, St. Maarten, and Costa Rica, and National Parks such as Yellowstone and Grand Canyon.

         Time saved by using less congested airports and non-stop flights could add up to a full day of vacation time to a typical vacation. Our flights will feature restaurant-quality food and outstanding service. And the entire package should cost the consumer less than a comparable "retail" vacation bought in separate pieces - air travel, accommodations, etc.

                                  INTRODUCTION

         Swissjet Inc. was incorporated in Florida on April 3, 2000 with the intention of starting and operating a public charter airline.

         Our primary business focus will be to create, offer and sell complete vacation packages, which we will call "Swissjet Vacations". These vacation packages will provide round-trip air transportation to and from selected vacation destinations, hotel accommodations, ground services, and other vacation-related services. We intend to distribute these vacation packages to the public through tour operators and travel agents via online Internet access. We intend to stress a high level of personal service by our cabin attendants and other airline personnel in order to make our service as attractive as possible to individual travelers. See "Swissjet Vacations".

         The area of our expected operations includes the United States, Canada, Mexico, Cuba, the Islands of the Bahamas, the Caribbean, Central and South America.

         We have not performed or obtained any independent feasibility study of our business plan, but, based on our analysis of trends in the travel industry and the results of test operations performed by our Principal Founders in February and March 2000, we believe our plan provides a reasonable basis for long-term operating profitability. See "Test of Business Plan".

         At the outset, we will need to obtain operating authority from the Department of Transportation ("DOT") and the Federal Aviation Authority ("FAA"). We expect that process to take approximately four to six months and cost us approximately $2,000,000 to $3,000,000. Although we cannot provide assurance that we will be able to obtain the required authority, we believe that we will be able to do so within a reasonable period of time. After we obtain that authority, we expect to commence business operations. See "Operating Authority".

         We intend to operate used medium-sized single aisle jet aircraft, such as the MD-80 series, which we intend to buy from the proceeds of this offering, and operate from our bases established near the vacation destinations we will serve. Based on our review of publicly available industry data, we believe that there is an adequate supply of such planes on the market. These aircraft have the proper size and operating characteristics and the necessary range to fulfill our expected needs. See "Acquisition of Aircraft".

         We intend to provide flexible, customer-oriented solutions to the problems and frustrations facing vacation travelers and members of the travel industry who find it increasingly difficult to find available, high-quality, and relatively inexpensive airline seats for tour passengers and the leisure travel market. See "Our Target Markets", "Competition", and "Why We Believe Our Business Plan Can Work."

                     DIFFICULTIES OF STARTING A NEW AIRLINE

         We recognize that the airline business can be notoriously difficult for new entrants, and that for every success story since the deregulation of airlines in 1977 there have been numerous failures. A recent article by a noted airline consultant, Morton Beyer, highlights the problems and offers solutions. This article is reproduced in the inside cover of this Prospectus. Our business plan is designed to avoid many if not all of the pitfalls that have caused many new airlines to fail. We believe that we have a reasonable chance to turn our business plan into a successful enterprise.

         Our intention is to start operations by buying two aircraft, such as the MD-80 series. To do so will require us to raise approximately $30,000,000, which, after buying two aircraft, will leave us with enough working capital to satisfy the requirements in our DOT application. If we are unsuccessful in raising $30,000,000, we will not close on this offering.

         We believe that unless we have raised $30,000,000, there is too great a risk that a lack of sufficient capital will make it impossible to run this airline the way we intend. Once we start cutting corners, we will be unable to provide the customer with the package of services that we believe will make our business successful.

         If we commence operations with purchased aircraft, we believe that the initial requirement of raising $30,000,000 to get started will be sufficient to satisfy our cash requirements for at least thirty-six months if we do not grow or make a profit. If we desire to grow and management deems it appropriate we may sell the balance of the offering at any time in the next two years. Accordingly, within the next six months, if we raise the minimum amount needed to commence operations, it will not be necessary to raise additional funds to meet the expenditures required for operating our business. We anticipate using the bulk of the proceeds of this offering on acquiring up to eight medium-sized jet aircraft, on buying spare parts, and on providing necessary working capital to start our operations, including funding the costs of acquiring FAA certification, promotional expenses, and other start-up costs. See "Acquisition of Aircraft" and "Operating Authority".

         In the rest of this section of the Prospectus, we will discuss various facets of our business plan, including our marketing plans, the results and significance of our test operations, and the competitive and regulatory environment in which we expect to be operating.


                               OUR TARGET MARKETS

         Our business plan is based on our analysis of certain trends we believe exist in the travel industry: increased consumer dissatisfaction with the flying experience, and fewer seats being made available aboard scheduled airlines to tour operators.

         We believe that the issue of customer perception of poor airline service is a major problem for scheduled airlines and presents a business opportunity for us. For instance, the Office of Inspector General of the Department of Transportation, in its Interim Report on Airline Customer Service Commitment, released June 27, 2000, reports "a high degree of customer dissatisfaction with air carrier service."

         Put simply, the air travel portion of most vacations has become less and less fun for most travelers. The "hub & spoke" system employed by many scheduled airlines forces passengers to change planes and extends travel times to vacation destinations by many hours. Swissjet will fly direct non-stop vacation flights to most destinations.

         We believe most large airports are crowded and can be highly stressful to passengers. Swissjet plans to fly mostly from alternate, less congested airports near large cities, such as Midway in Chicago, Dulles outside of Washington, D.C., Islip outside of New York City, Flint outside of Detroit, and Ft. Lauderdale-Hollywood in Florida. We believe that service by most large airlines to passengers is of a poor quality, not intentionally but as a result of their size and scope of operations. We plan to have service oriented customer contact personnel. Swissjet's in-flight service will be of high quality and we plan to make customer comfort and safety our highest priority.

         In addition, scheduled airlines have developed better systems to maximize the number of seats they are filling, and they are increasingly using the Internet to sell tickets directly to consumers. On June 29, 2000, for example, The Wall Street Journal reported that "[a] squadron of six major airlines are investing in their own Web site to sell cheap tickets." As a result of the airlines' increased use of Internet technology to maximize the number of passenger seats sold, fewer discounted seats on scheduled airline flights are being sold to tour operators, and travel agents are losing some business to Internet-based selling systems. By providing vacation products and servicing tour operators and travel agents, we expect to take advantage of this trend and provide value to them and their clients.


         SWISSJET NON-STOP VACATIONS(SM)

         Our principal emphasis is expected to be promoting our own travel packages of three, four and seven day vacations on an all-inclusive basis. We intend to develop this business by dealing directly with hotels seeking to attract vacationers and travel agents seeking to provide value to their customers through sale of vacation packages. We intend to distribute these vacation packages primarily through travel agents.

         We believe that there is a market for such service, based on the continued growth of the vacation travel marketplace, domestic economic prosperity, the travel industry trends discussed above, and the results of our own test period.

         We intend to offer a one-stop shopping alternative: custom-designed or pre-planned vacations combining airfare, hotel rooms, car rental, and other amenities, such as sightseeing tours or golf privileges, into one vacation package. We believe that consumers will enjoy the combination of ease of booking a Swissjet Vacation and a superior level of onboard service. Swissjet will not label a program a Swissjet Vacation without a representative of Swissjet having visited the related hotel or other accommodation and reported to management on its quality of service and rooms. Swissjet Vacations may also include accommodations on cruise ships. See "Why We Believe Our Business Plan Can Work".

         OTHER POTENTIAL MARKETS

         In addition, to supplement our Swissjet Non-Stop Vacations revenues, we will seek to be active participants in servicing the following types of customers:

         Tour Operators

         Tour operators generally create land and air packages for sale through retail travel agents. The majority of the air travel portion of these packages is provided by scheduled airlines or by "track" charter programs (low frequency but repetitive domestic and international flights between city pairs). Incidental or ad hoc charter flights provide airline seats to cover passenger overflow during peak holiday seasons. In addition, tour operator business consists of special events - such as fan travel to holiday football bowls - in which the tour packager may contract directly with the company at the outset to ensure the availability, quality and reliability and direct service. We intend to focus on developing all three segments of the tour operator market, with an emphasis on vacation packages.

         Cruise Lines

         We intend to provide lift capacity to supplement the scheduled airlines' carriage of passengers to cruise departure points. We also intend to commit capacity to seasonal cruise line flying as market opportunities arise and our capacity permits. Being headquartered in South Florida, we are located in the "cruise capital" of the world, in that both the Port of Miami and Port Everglades in Ft. Lauderdale are within minutes of two major international airports. Major cruise lines, including Royal Caribbean, Carnival Cruise Lines, Princess Cruises, and Holland America Line, are located in one or both of these ports. Cruise vacationing has continued to grow throughout most of the 1990s. The recent resumption of growth after a slack period in the mid-1990s has led the Cruise Lines International Association to estimate that cruise lines will add approximately 15 new ships, representing approximately 26,000 new berths, to the total worldwide cruise fleet during the 1999-2002 period.

         Corporate Incentive Travel

         There is a large and growing market for corporate incentive travel. Corporations that sponsor incentive travel programs typically do so between two and four times per year, with an average length of stay of three to five days at a cost of approximately $2,700 per person. The majority of incentive trips involve large groups, generally between 100 and 200 company personnel, according to a 1998 survey by Incentive magazine.

         The primary targets of incentive travel programs are internal salespeople, followed by dealers and distributors. Climate is generally the major consideration when selecting a destination, with Florida and the Caribbean ranking as the number one domestic and international destinations, respectively. Additional factors considered by the corporate travel planners include cost, accessibility, type of resort, and reliability and convenience of air service. Most incentive related travel occurs during the January-March and October-November periods.

         We intend to service the incentive provider (either the end-user's in-house corporate travel department, or an outside professional organizer) by offering direct air transportation from all United States cities to approximately 90% of the Caribbean islands, including leading upscale resorts.

         The U.S. Military

         After one year of service, we will be eligible to qualify as a member of the Civil Reserve Air Fleet (CRAF), which means that we would be required to provide air service to the military in time of war. Similar to other non-scheduled airlines, in peacetime the Company intends to provide military non-scheduled services under two basic contract types:

         Commercial Air Missions - under these contracts, which are known as "Master Solicitations" and are for domestic flights only, a bid is submitted to the Air Mobility Command at Scott Air Force Base in St. Louis Missouri, for each mission, and the contract is awarded to the lowest bidder. While membership in CRAF is not a requirement for bidding, CRAF members are generally given priority in the awarding contracts.

         Fixed Buy/Expansion - An airline must be CRAF member to be awarded a Fixed Buy or Expansion mission, which are for international flights only. These contracts are known as "international solicitation" contracts and consist of set rates based on an airline's Mobilization Value (MV) points. As members of CRAF, carriers are entitled to a certain number of Fixed Buy contracts based on their accumulated MV pints. Points are awarded by the military based on the number and type of aircraft in an airline fleet. Companies frequently enter teaming arrangements in order to share MV points, or purchase points from other air carriers to supplement their own MV totals.

         Sports Teams and other "ad-hoc" charters

         There is a substantial market for "ad hoc" (one-time) charter service, including providing airlift to sports teams to "away" games. We intend to focus our marketing efforts in this regard on intercollegiate athletics. While a portion of the college business is booked through brokers, some is booked directly by colleges with individual charter airlines. We intend to establish and maintain direct contact with university athletic directors - through mailings, e-mails, phone calls and attendance at conventions of college athletics administrators. We also intend to target certain specific football conferences that we believe have a strong potential for new and repeat business. The Western Athletic Conference (WAC), for example, is now the largest conference in the NCAA with 16 universities spread over a wide geographic area. We believe that we will be able to provide consistent, reliable, high-quality service to the intercollegiate athletics market through our expected fleet of mid-size jets.

                                 COMPETITION

         We will face potential competition from two different sources: scheduled airlines and non-scheduled (charter) airlines.

         The scheduled carriers compete with commercial charter operations for leisure travel customers in a variety of ways, including wholesaling discounted seats on scheduled flights to tour operators, promoting packaged tours to travel agents for sale to retail customers, and selling discounted, airfare-only products to the public. As a result, all charter airlines generally are required to compete for customers against the lowest revenue-generating seats of the scheduled airlines.

         Scheduled airlines like United, American, Delta, Northwest, etc., may offer from time to time vacation packages to tour operators, travel agents or the general public, which may be lower priced than our services and which therefore would offer formidable competition for us. Each of these companies has far greater capital than us and operates many more aircraft. Thus, if they want to attempt to respond to our competitive efforts, they will likely have the capital and equipment to do so.

         There is, therefore, no assurance that we can establish ourselves before a large scheduled airline could target our product and services, discount its prices and severely limit our business. We believe that this outcome is unlikely, because we will be flying Swissjet Vacationsm trips only a few times per week to each vacation destination from each city served by the major airlines. To compete with us, we believe it would not be profitable to put in place scheduled service for so few flights. Our load factors from each destination will be relatively small and should be overlooked by the major airlines.

         We will also be competing directly against other charter airlines. Some of these charter airlines are substantially larger in size than we are, and, because of their size, may have the ability to meet any competition that we pose to them by offering comparable service.

         Currently there are only a very few small charter operators of medium-sized jets, but we expect that competition may develop from other air carriers who can fly such aircraft. Such competition most likely will occur on price and reliability. We intend to feature high-quality service, and we believe that on-time departures and arrivals and exceptional in-flight service will bring the loyalty of our customers. Currently, most of the other charter airlines that could compete with us have older less fuel-efficient aircraft than those we intend to acquire. Therefore, we believe we can compete with them directly on the base costs of our operation. There is no assurance that this will turn out to be correct.

                    WHY WE BELIEVE OUR BUSINESS PLAN CAN WORK

         Despite the potential competition, we believe our business plan can work. This belief is based on our analysis of changes in the marketplace and our anticipated place in that market - primarily, satisfying customer demand for a hassle-free airline/vacation product.

         Changes in the Marketplace

         - Most of the airlines serving our market area are scheduled airlines that, through modern Internet based management, have been able to fly with their planes nearly full for the past few years. This has made it increasingly difficult for tour operators and travel agents to find enough seats for groups on scheduled airlines.

         - In addition, the scheduled airlines are cutting the commissions paid to travel agents for the purchase of seats on scheduled flights. The base level of travel agents' commissions received from the major airlines, such as United, American, Northwest, Continental and Delta, declined throughout the latter half of the 1990s. We believe that travel agents, to survive this competitive environment, will have to offer increased value to their customers by, for example, being able to offer them airline seats and hotel rooms in the destination sites. The tour operators will then able to offer smaller travel agents this product as an integral "one-stop" vacation-planning offering to their retail customers and to groups.

         How We Plan to Succeed in the Marketplace

         - If this Offering is successful, we will own at least two medium-sized single aisle aircraft. By owning rather than leasing aircraft, we will have lower cost of ownership of aircraft, which will provide a cushion that costly leasing arrangements cannot provide. Thus, even if we are not able to develop a large amount of business at the outset, we should be able to survive our early "growing pains" and build a sound future on a sound economic base.

         - The airline industry appears to be in the verge of a capacity shortfall. The experts are predicting that passenger traffic will grow at about 5.5 percent over the next decade. When and if the crunch hits, existing airlines will stand at a competitive advantage in terms of offering a supply of seats to increasing consumer demand. This is, therefore, an opportune time - before the crunch hits - to acquire aircraft.

         (2) We intend to operate MD-80 series aircraft, which are more efficient than the aircraft typically flown by existing charter airlines. These aircraft have range more than adequate to service our intended range of within 2000 miles of our base in South Florida. Our central location in South Florida will give our jets easy access to major Caribbean destinations and major Northeast and Central United States population centers. This will reduce "down" time and therefore enable us to deploy our assets in as efficient a manner as possible.

         (1) We expect to offer travel agents a higher commission than presently being offered travel agents by scheduled airlines. Travel agents are now receiving approximately of 5% to 10% in commissions for booking seats for package (flight/hotel) vacations. We expect to pay travel agents a commission as much as 15% for the same services. To the extent that we pay commissions higher than is normal in the airline industry, it may make it more difficult to achieve profitability or meet our expectations regarding profits. Although this will result in higher sales expenses, we believe that, by careful attention to operating efficiency and by selling hotel rooms to our Swissjet Non-Stop Vacation Package customers, we will still be able to operate at a profit.

         - Scheduled public charter airlines have the advantage of not having to commit to the overhead traditionally associated with scheduled carriers and having greater flexibility in scheduling. We intend to maintain seasonal schedules to vacation destinations and subcontract ground and passenger handling, catering, and fueling, thus enabling us to switch destinations within a very short time frame. A public charter can gain approval into a specific airport on comparatively short notice, establish a marketing strategy, develop the product and then choose to retain the product or change the product depending on load factors and competitive pricing situation. In short, a public charter can, with relative ease, test a specific market, establish high visibility and strong consumer awareness of product and price.

         - Serge F. Feller, our Chairman, CEO & President, has substantial aviation experience, particularly in the air charter market. During 1998 and 1999, he was Executive Vice President of World Airways, Inc., a leading charter and scheduled airline, where he directed the airlines sales and marketing efforts and operations of scheduled, charter and military business, of that airline. During his tenure at World Airways, Mr. Feller identified a niche in the charter airline business and made numerous contacts in the tour operator industry. He left World Airways to fully develop the business plan. Moreover, during February and March 2000, Mr. Feller, with the assistance of J. W. Korth & Company, tested the business plan, developing tour operator business utilizing an unaffiliated charter airline. See "Test of Business Plan".

         - In addition to Mr. Feller, we have lined up a number of veteran airline executives to fill the key positions needed to commence commercial operations. See "Management".

         How We Plan to Provide Value to Vacation Travelers

         - Travelers from major metropolitan areas flying to out-of-the-way vacation destinations typically have to fly from crowded major metropolitan airports and change planes one or two times. We plan to fly from less congested airports and will fly non-stop to vacation spots, thereby adding many hours to the vacationers' actual vacation time.

         - When booked separately, airfares and hotel accommodations are often expensive and time consuming to arrange. Swissjet Non-Stop Vacations will offer, in one transaction, complete packages at as much as a 30% discount to booking hotels and airfare separately.

         - We intend our customers' airline experience to be consistent with the heritage from which we derived our name. Serge F. Feller, one of our Principal Founders, was born and raised in Switzerland. The Swiss are renowned for precision as well as outstanding service. We intend to follow this approach in our marketing and operations. We hope to develop a reputation for a pleasant, on-time performance. We will feature value priced, attractive, amenities like hot towels and chocolates. We will insist on clean cabins and will use airplanes with adequate headroom and legroom. We hope to appeal to the leisure travel market and tour operators because their customers come to appreciate an extra measure of service that can be brought to them without additional cost.

         - Major airline personnel are often perceived as being surly, unfriendly, and uninterested in customer service. Moreover, airline personnel are often given little useful information about flight status, so customers often have to be kept in the dark about the reasons for delays, expected departure time, etc. We plan to hire service-oriented personnel, train them to provide superior service, and rate their performance on the basis of customer satisfaction. We will provide our service staff current, accurate information about flight delays and weather conditions so that they can freely impart this information to our customers.

         - Vacationers booking Swissjet Non-Stop Vacations will be staying in hotels that have been pre-approved for quality by Swissjet. Swissjet will have a stake in maintaining the high quality of vacation destination accommodations because the same company that flew the passenger there chose their hotel.

         - Package tour travelers often do not know whom to complain to about the inevitable lost baggage or flight delays, leading to dissatisfaction with the package tour experience. Travelers on Swissjet Non-Stop Vacations will have the comfort of knowing exactly where the buck stops: us. We will also have an international 24-hour help line for travel problems, extensive first aid equipment on the aircraft with trained staff and a medical hot line.

         There can be no assurance that our business strategy will prove successful in the short or the long run. See "Risk Factors" for a summary of the principal risks we believe exist that might prevent us from being successful in carrying out our business plan.

                              TEST OF BUSINESS PLAN

         In November 1999, after determining that a niche existed for a new charter airline, Mr. Feller and J.W. Korth & Company acquired Dove One, Inc. ("Dove One"), a small dormant airline with authority to fly small aircraft. While Dove One did not give them any authority to operate medium-sized jet aircraft, it did permit Mr. Feller and J. W. Korth & Company the ability to implement their business plan through a corporate entity that was already in he airline business.

         Upon purchasing Dove One, Mr. Feller contacted numerous tour operators and aircraft brokers to determine their interest in using Dove One to arrange, through certificated airlines, airline service for tour packages. Numerous tour operators and aircraft brokers expressed positive interest in doing business with Dove One. Mr. Feller determined that the appropriate aircraft for these services was the Boeing 737-200.

          Dove One then arranged, as agent for certain tour operators, 40 charter flights using the aircraft, personnel and ground facilities of Casino Express Airlines and Lorair, two unrelated certificated Part 121 charter airlines. Dove One contracted with these airlines to provide, as direct air carrier, a Boeing 737-200, along with crew, maintenance and insurance, for those flights.

         The first flight occurred on February 19, 2000 from Boston Logan Airport to Montego Bay, Jamaica. 40 flights occurred on this basis from February 19, 2000 to March 24, 2000, serving three different tour operators. The flights were from Boston, Massachusetts to Curacao, Aruba, Nassau, Montego Bay, Jamaica, and Ft. Lauderdale, Florida. The test period ended when a ground services company at Logan International Airport in Boston, Massachusetts damaged the Boeing 737-200 aircraft. After finding that additional suitable aircraft were not available to provide comparable services, the Founders decided to form Swissjet Inc., to seek operating authority as a direct air carrier, and acquire and operate its own aircraft fleet.

         During this two-week period, Dove One realized $488,000 in charter revenues from tour operators and other airlines in need of substitute aircraft.

         Dove One's primary customer relationship was with a tour operator, which contracted through Dove One to arrange for charter flights. Dove One arranged for Casino to provide all of these flights.

         The tour operator paid Casino $332,384 for the flights. In addition, Dove One paid certain of Casino's expenses (catering, ground handling and crew stationing), amounting to $134,981 to third party vendors. Casino reimbursed Dove One a portion of the amount paid by the tour operator ($23,701) and gave Dove One credit for the $134,981 in expenses paid by Dove One.

         In addition, Dove One arranged for additional flight hours' use of the aircraft of Casino and Lorair. Dove One received $146,200 from these additional charter aircraft operations for which it arranged these air services. Dove One paid the airlines $2,900 per block hour, or $96,599. Dove One also paid $13,055 to transport the crew for these flights to the point of operations.

         On the basis of Generally Accepted Accounting Principles, Dove One, during the Test Period, generated $488,028 in revenues, incurred $470,683 in expenses, including depreciation, and earned $17,345, net.

         These figures have only limited significance for predicting how our business can be expected to operate once we begin regular operations. The way that operations in the Test Period were conducted differed from the way we expect to operate in the following major respects:

         - Dove One "wet leased" its aircraft, which is the most expensive way of paying for the use of aircraft and which is used in the airline industry only in the event of a short-term shortage of available aircraft. We expect to acquire and operate our own aircraft.

         - Dove One, by the nature of its operations during the Test Period, incurred certain expenses ($44,000 to house crews in hotels during off-duty time and $13,000 in crew transport expenses) that we believe would be much lower in the normal course of operations of a charter airline.

         - Dove One had virtually no aircraft operations overhead, which was paid by Casino. Once we begin operations, we will have substantial overhead, i.e., employees, office and rental expenses, the size of which overhead will depend on the number of aircraft and the scope of sustained operations.

         - Dove One's services involved one aircraft on a short-term basis. All contract-related costs, such as catering and ground services, were acquired at or near consumer retail prices. We expect that our costs for such items will be substantially less per unit.

         The results experienced during the Test Period helped the Founders to conclude that their business plan had a reasonable prospect of success when applied on a permanent basis through the formation of Swissjet Inc. The main reason we feel optimistic based on the Test Period is that it showed that there is an opportunity to develop substantial business in the market we have targeted. Dove One attracted its business without substantial marketing expense and with essentially no track record as an operating airline. We believe that with a reasonable amount of direct marketing to travel agents, brokers and tour operators we will be able to multiply many times the level of business Dove One was able to develop during the Test Period.

         There can be no assurance that we will be able to duplicate and sustain these results once we begin full-time operations as a non-scheduled airline. Whether we can be successful in carrying out our business plan depends on many factors, some of which are totally out of our control. The important risk factors that we have identified are described below under "Risk Factors".

                    ACQUISITION OF ASSETS FROM DOVE ONE, INC.

         On April 20, 2000, we acquired all the assets of Dove One, Inc. from its stockholders, our two Principal Founders, as additional paid-in capital. These assets include customer lists and goodwill; airport usage and station operation, ground and passenger service handling agreements; contractual arrangements with banks, suppliers, and other vendors; and catering agreements. All such contracts are on an as-needed basis and are cancelable at will. Pursuant to Generally Accepted Accounting Principles, these assets were transferred onto our books at $30,034, representing the book value of these assets on Dove One's books. This does not necessarily represent the fair market value of the assets. We believe that we will receive a benefit from Dove One's customer lists and good will in terms of easing our entry into this business.

                             ACQUISITION OF AIRCRAFT

         If we sell all of the Shares covered by this Offering, we expect to be able to acquire two to eight used medium-sized single aisle jet aircraft over a two year period, such as the MD-80 series aircraft, at a price consistent with our plans. Because these aircraft are configured with five seats across each row, they have 35% more aisle and window seats than many other aircraft their size. We believe that two MD-80 series aircraft with approximately two thirds of their useful lives still available, can be located, acquired and configured to our specifications to commence flight operations.

         In June 2000, we contracted with Sigma Aircraft Management LLC to serve until June 19, 2002 as our exclusive and worldwide agent for finding aircraft available for lease, lease-purchase or purchase. For its services, we will pay Sigma $4,000 per month. If we acquire any aircraft located by Sigma, we will owe Sigma $75,000 for the first two aircraft acquired, $50,000 for the second two aircraft acquired, and $25,000 per aircraft for any other aircraft acquired, less the total monthly fees paid to the date of such aircraft acquisition fees.

         We have budgeted up to $9,000,000 to acquire each aircraft. The price we will be willing to pay will depend on the model, age and condition of the particular aircraft and the state of the market for the type of aircraft we are considering. The aircraft market is subject to wide fluctuations based on supply and demand factors, and the budgeted amount may not be sufficient to acquire the desired aircraft.

                             DESCRIPTION OF PROPERTY

         We intend to occupy office space leased by our Principal Founders at the Ft. Lauderdale-Hollywood International Airport in Ft. Lauderdale, Florida. The term of the lease is one year from March 1, 2000. The total annual rental for this space is $7,440, payable monthly. With the proceeds of this offering we intend to purchase outright up to eight MD-80 type aircraft and office equipment, maintenance equipment, cars and trucks as necessary to support the aircraft.

                               AIRLINE OPERATIONS

         The following is a description of our plans to operate the airline once we obtain the operating authority and acquire the necessary aircraft. These plans are subject to review and revision both by us and by the DOT and the FAA. In some instances substantial planning will be needed to set up airline's operations. We believe that, based on our experience, the anticipated availability of funds from this offering, and the time that will elapse before operating authority is obtained, we will be able to conduct such planning and that we will be ready for operations once the authority is obtained.

         Flight operations (including aircraft dispatching and crew scheduling) will be planned and controlled by the company's flight operations group operating out of the Company's headquarters. Our operations headquarters will be staffed on a 24-hour basis, seven days a week. Logistical support necessary for extended operations outside the Company's fixed base will be coordinated from headquarters. We intend to maintain a fully automated dispatch facility, including advanced weather tracking services, automated flight planning and standard air-to-ground communications systems. All required personnel will be specially trained and licensed. Part of our operation will be a 24-hour customer hot line. Here a dispatcher can get a distress call from a customer and then contact our local representative at the vacation destination to help the customer as best we can.

         Our Principal Founders currently lease office space at Ft. Lauderdale-Hollywood International Airport on a one-year lease term basis. We expect to assume the lease as soon as we begin operations. We may choose to lease additional space at Miami International Airport or other airports as necessary. In addition, we will lease certain other facilities at various locations as required by our sales staff, flight crews, maintenance staff and other employees. We consider our present office space facilities to be sufficient for our needs. However, within about six months following this Offering, we will likely need to add additional office space and we believe that such office space is generally available at commercially reasonable terms and condition.

         Jet fuel costs represent approximately 20% of the gross expenses of operating aircraft such as we intend to fly. Fuel costs have been rising in the past year and thus far the costs have been passed on by airlines to airline customers. It is possible that, should costs rise to a higher level, such costs may not be accepted by the customers and that gross profit margins may be lowered as a result. Our exposure to fuel price risk is expected to be mitigated somewhat by a provision within our standard charter contract that would require the customer to reimburse the Company for fuel price increases in excess of the fuel price agreed upon in the contract, provided the company notifies the customer of any price increases at least ten days prior to departure, and further provided that if the increase in more than 15% of the initial contract price, the customer may cancel the flight without penalty.

         We have a website at www.swissjet.com and plan to distribute vacation packages and seats through this site to travel agents without using the Central Reservation System utilized by most carriers. The website is currently functioning as an information point, but travel agents would not yet be able to purchase tickets from the site were we offering service. We intend to upgrade our website to achieve this capability when we begin operations. The company plans to use its website as the pinnacle of a layered distribution system.

         Each flight on the aircraft we intend to operate will consist of two cockpit crewmembers and four flight attendants. Although the FAA requires that only three flight attendants be used on the aircraft we intend to fly, we believe that the extra attendant will provide an additional level of service, as well as providing for a backup flight attendant if needed. We intend for our flight attendants to be more service-conscious than flight attendants on many scheduled airlines or competing non-scheduled carriers, primarily due to the emphasis on training and on providing a differentiated, premium product for group travelers.

         We intend to offer specialized catering packages for the particular needs of its customers, ranging from peanuts and soda service, to full buffets for sports teams, to gourmet-style meals. Approximately 300 different catering providers generally prepare in-flight meals. We currently have stand-by catering contracts with two catering companies, Dobbs International and Jerry's Catering, in order to serve 150 airport locations in North America. Other catering companies may also be contracted with in the future. At airports where we will fly that are not served by existing contractors, we will employ local catering operators. In some remote locations where there are no catering operators, we will have to use local restaurants, rather that caterers. In such cases, the Company's inability to exercise pricing leverage is mitigated by the fact that the flight attendants will load the meals on the aircraft themselves. In all cases, the actual cost of the required beverage and food service catering is priced into the contract with the customer. Part of our service to customers will be hot towels and Swiss chocolates.

         We do not intend to employ our own airport-based personnel, but instead to outsource all of our ground handling services with major contractors. These contractors include airlines, such as United Airlines, US Airways, TWA, Delta, etc., as well as franchises of non-airline companies such as Hudson General, MAS WorldWide, Ogden Corporation and Dynair-SwissPort Services. Ground handling services include greeting and servicing passengers at check-in, gate and baggage claim areas; provision of flight information display services; guiding of aircraft to an from gates; baggage handling services and the furnishing of all ground support equipment; lavatory, water and general aircraft cabin servicing; de-icing, and the provision of certain overnight aircraft maintenance procedures. We will seek to secure system-wide pricing among its ground handling sub-contractors. This strategy is similar to the ones with respect to fuel purchasing and catering. As with catering, the cost of ground handling services is priced into the contract "upfront" with the customer.

         We intend to hire both full time and contract personnel for all our operation. Although contract services may in some instances be more expensive, management believes that this strategy will allow the company to be sized properly and grow or shrink as market conditions warrant.

         We will carry types and amounts of insurance customary in the airline industry, including coverage for public liability, passenger liability property damage, aircraft loss or damage, baggage and cargo liability and workers' compensation. We also intend to obtain war risks insurance from the U.S. Government under Title XIII of the Aviation Act ("Title XIII"). Title XIII generally authorizes the U.S. Government to issue insurance with respect to aircraft engaged in operations deemed by the U.S. Government to be necessary to carry out the foreign policy of the U.S. when such insurance is either unavailable or prohibitively expensive when sought from private insurers. Payment of valid claims pursuant to insurance issued under Title XIII is made out of and subject to congressional appropriations. As is customary in the air transportation business, we do not plan to maintain business interruption insurance.

         We expect to contract with a certified FAA repair station, for a significant part of the regular maintenance of the Company's aircraft and their engines. We will expect the repairs and maintenance on our aircraft to be performed on the same basis and order of priority as repairs of other customer's fleets. Such service is expected to be provided to us at a fixed cost per flight hour. However, under a maintenance contract the FAA certified repair station is expected to provide the Company with FAA certified engines, and, to the extent that we incur any additional costs and expenses (e.g. for the leasing of additional engines while engines are being repaired), we would have to agree to reimburse the Company for all such costs and expenses. Routine, daily maintenance, consisting of the inspection and minor repair, if necessary, of an aircraft and its components, and A Checks are to be conducted by various parties subcontracted by the Company at the airports in which it will operate based upon actual labor time and the parts necessary for such service.

         We believe that fixed-cost contracts provide the most efficient means of ensuring the continued service of our aircraft fleet and the most reliable way in which to predict its maintenance costs. However, we believe it will be more cost effective for routine maintenance and A Checks to be performed on a time and labor basis due to the frequency of such maintenance.

                               OPERATING AUTHORITY

         Under federal law, anyone who wants to provide air transportation service as an air carrier must first obtain two separate authorizations:
"safety" authority in the form of an Air Carrier Certificate and Operations Specifications from the Federal Aviation Administration ("FAA"), and "economic" authority from the Office of the Secretary of Transportation ("DOT") in the form of either a certificate for interstate or foreign passenger and/or cargo authority, or an all-cargo air transportation certificate.

         Certificates for "economic" authority may authorize either scheduled service or charter-only service. A certificate authorizing interstate or all-cargo air transportation may be issued after a finding by DOT that the applicant is "fit, willing, and able" to perform the proposed service. The award of a certificate for foreign authority must also be found to be "consistent with the public convenience and necessity."

         On June 19, 2000, we filed the appropriate DOT application for a certificate for interstate and foreign passenger authority as a charter air carrier. We also filed the appropriate FAA application on June 14, 2000 with the Flight Standard District

Office in Ft. Lauderdale to commence its certification process. On June 23, 2000, DOT informed us that further processing of our application will await the filing of the Registration Statement for this Offering.

         DOT uses a three-part test to determine the fitness of a company. First, DOT examines the managerial competence of the applicant's key personnel to determine whether they have sufficient business and aviation experience to operate an airline, and whether the management team, as a whole, possesses the background and experience necessary for the specific kind of operations proposed. Second, DOT reviews the applicant's operating and financial plans to see whether the applicant has a reasonable understanding of the costs of starting its operations and has a specific and realistic plan for raising the necessary capital. Before being granted effective air carrier authority, the applicant must submit third-party verification that it has acquired the necessary capital. Third, DOT looks at the applicant's compliance record to see whether it and its key personnel have a history of safety violations or consumer fraud activities that would pose a risk to the traveling public, or whether other factors indicate that the applicant is unlikely to comply with government laws, rules and directives. In addition, the applicant must establish that it is an U.S. citizen. The above information is intended to provide DOT with a sufficient basis upon which to determine whether an applicant is qualified in each of these areas to provide the public with its proposed service.

         We believe that we have or will have the ability to satisfy the three-part test described above within a reasonable period of time. We estimate that if we are able to provide satisfactory evidence to DOT, the entire process described above will take approximately four months. There is no assurance, however, that we will be able to convince DOT of our fitness to operate a public charter airline.

         The FAA authority to grant operations specifications for the proposed operations will require us to follow a concise certification plan and timeline. The certification process is both capital and man-hours intensive and we will require approximately two million dollars in order to complete the certification process. We cannot operate as a direct air carrier for public charters until and unless both FAA and DOT authority have been granted.

                           OTHER GOVERNMENT REGULATION

         Several aspects of airline operations are subject to regulation or oversight by federal agencies other than DOT and the FAA. Labor relations in the air transportation industry are generally regulated under the Railway Labor Act, which vests in the National Mediation Board certain regulatory powers with respect to disputes between airlines and labor unions arising under collective bargaining agreements. At the present, we have no unionized employees. We will be subject to the jurisdiction of the Federal Communications Commission regarding the utilization of our radio facilities. In addition, the Immigration and Naturalization Service, the U.S. Customs Service, and the Animal and Plant Health Inspection Service of the Department of Agriculture will have jurisdiction over inspection of the our aircraft, passengers and cargo to ensure our compliance with U.S. immigration, customs and import laws. Also, while our aircraft are in foreign countries, they will be required to comply with the requirements of similar authorities in those countries. The Commerce Department also regulates the export and re-export of our U.S.-manufactured aircraft and equipment.

         In addition to various federal regulations, local governments and authorities in certain markets have adopted regulations governing various aspects of aircraft operations, including noise abatement, curfews and use of airport facilities. Many U.S. airports have adopted or are considering adopting a Passenger Facility Charge of up to $3.00 generally payable by each passenger departing from the airport and remitted by the Company to the applicable airport authority.

         We will also be subject to federal, state and local regulations relating to protection of the environment and to discharge of material into the environment. We do not expect that the costs associated with ongoing compliance with any of these regulations will have a material impact on our capital expenditures, earnings or competitive position. Additional laws and regulations have been proposed from time to time that could significantly increase the cost of airline operations by, for instance, imposing additional requirements or restrictions on operations.

         Based upon bilateral aviation agreements between the U.S. and other nations and, in the absence of such agreements, comity and reciprocity principles, we, as a charter carrier, are generally not restricted as to the frequency of our flights to and from most foreign destinations. However, these agreements generally restrict us to the carriage of passengers and cargo on flights which either originate in the U.S. and terminate in a single foreign nation, or which originate in a single foreign nation and terminate in the U.S. Proposals for any additional charter service must generally be specifically approved by the civil aeronautics authorities in the relevant countries. Approval of such requests is typically based on considerations of comity and reciprocity and cannot be guaranteed.

                              AVAILABLE INFORMATION

         We are not presently a reporting company under the Securities Exchange Act, but we will voluntarily send an annual report, including audited financial statements, to existing shareholders. During the continuous offering of our securities, we may become a reporting company under the Securities Exchange Act of 1934. Further, the public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site, http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us. In addition, we intend to post all SEC filings on our own site, http://www.Swissjet.com.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

                              RESULTS OF OPERATIONS

         Swissjet is a development stage airline company. We are considered to be in the development stage because we have not yet begun commercial operations and have devoted our efforts to establishing the business plan, preparing for this Offering, locating experienced officers and employees, engaging directors, talking with owners of aircraft about possible purchases, preparing and filing necessary FAA and DOT applications, and developing necessary manuals for aircraft, maintenance and crew training.

         We have not received any revenues from flight services, and we can have no flights until we receive DOT and FAA certification. From inception through May 31, 2000, we have sustained cumulative losses of $23,964, of which $6,000 was for consulting fees, $11,400 was for professional fees, $1,289 for rent, $3,000 for travel, $954 in depreciation and $1,321 for miscellaneous expenses. These losses have resulted primarily from expenditures incurred in connection with general and administrative activities, organization and development, and offering costs.

         All shares issued and outstanding at the time of this Offering are Founders' Shares.

         A quarterly comparative analysis for results of operations provides no additional information. Since inception we have been a development stage company and there have been no significant developments which would allow for a comparative analysis of the interim financial statements.

         We expect to incur substantial costs in the future resulting from the acquisition of aircraft, equipment, pre-certification costs, deposits, airport service providers and fuel service. Additional expenses will include airport facilities, maintenance costs, and marketing. There can be no assurance that Swissjet will ever achieve profitable operations.

         To date, Swissjet has not marketed or generated revenues from the commercialization of any service. Our flights will not begin until December 2000 at the earliest.

         Swissjet has little or no operating history upon which an evaluation of its prospects can be based. As discussed above under "Test of Operations", the Founders of Swissjet operated another company, Dove One, Inc., for a limited period. The operations of Dove One during that period generally followed, with certain significant differences, the business plan we are intending to use in operating Swissjet. For the reasons set forth in "Test of Operations", the applicability and significance of the results of operations during this period are limited, principally because of the differences between the way Dove One was operated during the Test Period and the way we intend to operate Swissjet. Nonetheless, we believe that the Test Period showed that there appears to be demand in the market place for services that we intend to offer. There can be no assurance that we will be able to duplicate and sustain these results once we begin full-time operations. Whether we can be successful in carrying out our business plan depends on many factors, some of which are totally out of our control. The important risk factors that we have identified are described under "Risk Factors".

         The risks, expenses and difficulties encountered by companies at an early stage of development must be considered when evaluating Swissjet's prospects. To address these risks, Swissjet must, among other things, successfully develop and commercialize its services, secure all necessary proprietary rights, respond to competitive developments and continued government regulation, and continue to attract, retain and motivate qualified persons. There can be no assurance that we will be successful in addressing these risks. See "Risk Factors" for additional discussion of how our limited operating history may affect investment in Swissjet.

         Our operating expenses will depend on several factors, including the level of aircraft maintenance and repair expenses. Development of Swissjet's planned flights will depend upon economic factors that we cannot predict. Management may, in some cases, be able to control the timing of developmental expenses, in part, by controlling growth. As a result of these factors, we believe that period-to-period comparisons are not necessarily meaningful and should not be relied upon as an indicator of future performance. Due to all of the foregoing factors, it is possible that our operating results will be below the expectations of market analysts, if any, and investors. In such event, the prevailing market price, if any, of the common stock would likely be materially adversely affected.

                         LIQUIDITY AND CAPITAL RESOURCES

         We have incurred no cash flows from operations since our inception. We have expended and expect to continue to expend in the future, substantial funds to complete our planned service development efforts. Our future capital requirements and the adequacy of available funds will depend on numerous factors, including:

     -   obtaining sufficient funding to acquire aircraft and equipment
     -   the successful commercialization of planned flights
     -   fuel price and availability
     -   hiring qualified personnel
     -   keeping pace with government regulation
     -   obtaining adequate insurance
     -   the development of contractual agreements with airports
     -   the use of airport service providers

         Until we receive the proceeds of the first tranche of this Offering ($30,000,000) or we receive other interim financing, we will continue to operate on a limited basis. Our approximate monthly expenditures during this interim development period will be approximately $20,000 per month.

         Our Principal Founders (Serge F. Feller and J.W. Korth & Company) have supplied all of the funds necessary to get the Company started and pay the pre-filing expenses of this Offering, and they have informed us that they intend to continue to supply additional money to operate the Company on a limited basis. They are not required by contract to do so and they do not have unlimited funds.

         While, after the filing of the Registration Statement with respect to this Offering, we may sell up to 500,000 shares of Common Stock through a private placement to accredited investors, we may not have received any additional capital, besides limited additional funding by the principal founders, before this Offering becomes effective.

         Our intention is to start operations by buying two aircraft, such as the MD-80 series. To do so will require us to raise approximately $30,000,000, which, after buying two aircraft, will leave us with enough working capital to satisfy the requirements in our DOT application. If we are unsuccessful in raising $30,000,000, we will not close on this Offering.

      We can delay the majority of the expenditures that are necessary to carry out our business plan until adequate funds are on hand or appear to be available. Put another way, we will delay incurring significantly greater costs than its present expenditures of $20,000 per month, such as additional personnel and the purchase of aircraft, until funds are available from this offering. The bulk of FAA certification expenses will be incurred when sufficient funds are available from this Offering.

         For the first tranche of $30,000,000, up to $2,100,000 will be spent on underwriting fees and other expenses of this Offering. This should leave enough money to cover pre-certification operational costs of approximately $1,900,000 and the cost of acquiring two aircraft, and to leave sufficient operating funds to meet minimum DOT requirements. Under DOT regulations, our business plan filed with the DOT requires us to have $6,187,000 in "spare cash" to obtain certification and commence operations.

         Our anticipated pre-certification operational costs will be as follows:

Management Payroll                                                $      255,000.00
Flight Operations Payroll                                         $      108,153.00
Additional Computer & Office Equipment                            $       50,193.00
Legal & Professional                                              $       75,000.00
Flight Crew Initial Training                                      $      105,600.00
Background Checks & Drug Test                                     $        2,800.00
Aircraft Costs & Deposits                                         $      806,250.00
Insurance                                                         $       50,000.00
Proving Flights                                                   $       57,500.00
Operations Equipment & Supply                                     $      174,000.00
Office Cost                                                       $       22,920.00
                                                                  -----------------
Estimated Pre - Certification Costs                               $    1,707,416.00

Contingency 15%                                                   $      256,112.40

Total Pre-Certification Costs                                     $    1,963,528.40
                                                                  =================

         These figures are based on these assumptions: that it will take six months to obtain final DOT and FAA certification; that we will acquire one aircraft one month before certification and one aircraft at certification; and that all employees will be contract employees through certification and we will therefore not be paying them any fringe benefits such as medical insurance.

         In the event our plans change or our assumptions change or prove to be inaccurate or the proceeds of this offering prove to be insufficient to fund operations, we could be required to seek additional financing. The terms and prices of any additional financing may be significantly more or less favorable than those of this offering. We do not have any committed sources of additional financing, and there can be no assurance that additional funding, if necessary, will be available on acceptable terms, if at all. If adequate funds are not available, we may be required to delay, scale back, or eliminate certain aspects of our operations. If adequate additional funds are not available, our business, financial condition, and results of operations will be materially and adversely affected.

                                   MANAGEMENT

         The following table sets forth information, with respect to the beneficial ownership of the Company's Common Stock, $.001 par value per share, by (a) each Director and nominee for Director of the Company, if any; (b) each individual serving as officer of the Company; (c) each management employee. Swissjet will offer all the officers full time employment upon DOT approval. The respective backgrounds of the offices and directors are described following the table. All of the following persons are considered Founders of Swissjet Inc.

Name                            Age    Position with Swissjet                     Director since     Term of office
----                            ---    ----------------------                     --------------     --------------
Serge F. Feller                  38    Chairman, CEO & President                       2000            Until 2003
James W. Korth                   49    Director                                        2000            Until 2003
Benham Elliott                   49    Director                                        2000            Until 2001
Richard Spaulding                71    Director                                        2000            Until 2001
Daniel Jenkins                   57    Chief Operating Officer, COO*
Todd Demand                      32    Chief Financial Officer*
Joe Pettigrew                    59    Director of Maintenance*
J. Dan Govatos                   38    Director of Safety*
Roy Spencer                      47    Chief Pilot*
Jim Walsh                        67    Airworthiness Compliance Officer*

       * to be hired upon DOT approval of Swissjet's authority.

         MANAGEMENT BACKGROUND

         Serge F. Feller has been Chairman, CEO, and President of the Company since April 3, 2000. Since October 1999, he has served as Chairman, CEO, and President of Dove One Inc., the company through which the Founders tested Swissjet's business plan. He is also a member of the Board of Directors of TAMPA Airlines, an international cargo airline company. During 1998 and 1999, Mr. Feller served as Executive Vice President of World Airways, Inc., an airline providing scheduled and charter air service worldwide. From 1994 to 1998, Mr. Feller was a Managing Director at J. W. Korth & Company, an investment-banking firm, one of our Principal Founders, and our principal underwriter. From 1992 to 1994, Mr. Feller was an owner and manager of Swisscorp Currency Fund, an offshore hedge fund. From 1983 to 1991 he founded and served as President of FellAir, Inc., an international flight school and air charter company. He is a licensed airline transport pilot with 18 years experience and held positions as Captain and Flight Officer for Continental Airlines and American Eagle between 1984 and 1988. Mr. Feller served in the Swiss Air Force. He immigrated to the United States in 1983 and became and an U. S. Citizen in 1989. He holds a Bachelors Degree in Business Administration from Bern, Switzerland.

         James W. Korth has served as Director since April 2000. He is the Managing General Partner and principal owner of J.W. Korth & Company, a securities broker-dealer founded in 1982, and the Company's principal underwriter. He is a director of Dove One, Inc., the company through which the Principal Founders tested the Swissjet business plan. He has spent much of the past two years working with Mr. Feller in developing our business plan. From 1979 to 1982, Mr. Korth was appointed Vice President Corporate Finance at First of Michigan, an investment-banking firm in Detroit, Michigan. Prior to that Mr. Korth was the owner and manager of Basic Research Systems, which conducted marketing studies. He is an advisor to Aaxico, an aircraft parts company owned principally by members of his family, and other private entities. Mr. Korth graduated from Michigan State University with a Masters of Science in Social Psychology. For more information about Mr. Korth and J.W. Korth & Company, including an unrelated SEC action, see "Certain Relationships and Related Transactions".

         Benham Elliott has served as a Director of Swissjet Inc. since June 2000. Since 1994, he has been Executive Vice President of The Farwell Group, an executive placement firm. From 1991 to 1994 he was President of CRS, Inc. (d/b/a WorldLink) an international development and distribution company for telecom products. Between 1980 and 1990 Mr. Elliott was an Airline Pilot for Eastern Airlines, flying Boeing 727 and L1011 aircraft and served in the U.S. Naval reserve, flying P3, DC6, DC9 aircraft. From 1973 to 1980 he was a Carrier based Naval Aviator and held positions as Advanced Jet Flight Instructor, NATOPS Instructor and Test Pilot. He holds a BA from the Boston College, and studied at the University of Vienna, Austria and graduate studies in Systems Management at the University of Southern California. Mr. Elliott is also a member of the Board of Directors of several entities outside the aviation industry.

         Richard F. Spaulding has served as a Director of Swissjet Inc. since June 2000. Since 1996, he has been in business as Spaulding Aviation, a consultant to the airline and aviation industry. From 1994 to 1996, he was a consultant to US Air Group, Inc., in connection with aircraft sales and leasing. From 1990 to 1994 he was Chairman of various subsidiaries of USAIR Group, Inc. From 1986 to 1994 he was President of USAIR Leasing and Services, Inc. and, from 1973 to 1986 he was Vice President, Director of Marketing of USAIR. Between 1964 to 1968 he was President and Chief Executive Officer of Boreas Corporation, an international aircraft sales and leasing company. Mr. Spaulding received a BA from the University of Michigan and served in the United States Air Force, flying F-84 aircraft in Korea. He retired from the United Air Force Reserve in 1981 with the rank of Colonel.

         Todd A. DeMand has been (acting) Director of Finance since April 2000. From 1992 he has been Chief Financial Officer and Financial Operations Principal of J. W. Korth & Company, a registered securities broker-dealer and the company's primary underwriter. He is a member of the United States Navy Reserves. Mr. DeMand graduated from Wayne State University with a BS in Accounting in 1990, and received his Masters of Science in Finance with Distinction in Corporate Finance from the Walsh College of Accountancy and Business Administration in 1996.

          We have reached tentative agreements, subject to formal written contracts, to hire the following individuals, who will assume their full-time responsibilities with Swissjet upon our obtaining DOT approval of our application for operating authority:

         Daniel A. Jenkins will assume the responsibility of Chief Operating Officer. Since 1996, he has been Vice President for Flight Operations and Training of Gemini Air Cargo. From 1995 to 1996, he held the same position at Trans Meridian Airlines. In 1994 and 1995, he was Vice President for Flight Operations for Express Airlines I Inc. In those positions, he was responsible for, among other things, airline certification, airline operations and flight training. From 1983 to 1994, he held numerous senior management positions in the aviation industry, including Reflecton Training System, British Aerospace, Inc., Southwest Airlines, Presidential Airways, and Frontier Horizon/Skybus. From 1975 to 1983, he was employed by the FAA and held numerous positions including Assistant Division Manager in its Denver regional offices. While serving in the United States Air Force Mr. Jenkins was awarded the Distinguished Flying Cross and Air Medal with Three Oak Leaf Clusters during his two tours in Viet Nam. He was most recently cited for his services during Desert Shield and Desert Storm. He holds Airline Transport Rating, Flight Engineer and Flight Instructor certificates.

         Joseph Pettigrew will be our Director of Maintenance. Since 1989, he has been President of Cavtec, Inc., which provides technical management to airlines in such areas as records auditing, aircraft inspection, aircraft maintenance program certification, and aircraft technical representation. From 1985 to 1989 He served as Vice President of Maintenance and Engineering for Presidential Airlines. From 1981 and 1985 he was appointed Manager-Maintenance for People Express. Between 1965 and 1981 he held positions as Director of Quality Control; Manager Aircraft Overhaul; Jet Engine Technician for Guy American Airways, Seaboard World Airlines, Lockheed and Pratt & Whitney. From 1961 to 1965 he served as Aircraft Inspector for the United States Air Force. Mr. Pettigrew graduated from the Academy of Aeronautics in Flushing, New York and Fairleigh Dickinson University. He holds a FAA license in Aircraft and Powerplant.

         James P. Walsh will be our Airworthiness Oversight Officer. Since 1994, Mr. Walsh has been a consultant to the airline industry in the areas of certification, preparation and operation of maintenance programs and procedures, and other areas related to aircraft airworthiness and regulatory compliance. From 1971 to 1994 Mr. Walsh worked at the FAA and retired after 22 years with the Miami and Ft. Lauderdale Flight Standard District Office (FSDO). He served as Principal Airworthiness Inspector, supervisor and manager for certificate holders operating under FAA Part 121,135,125,129,145,147 and 91. Mr. Walsh was appointed as Certification Project Manager responsible for coordinating Principal Operations, Maintenance and Avionics activity related to certification process of Air Carriers. Mr. Walsh holds an Aircraft and Powerplant Mechanic certificates, a Radio Operating Permit and is a Designated Airworthiness Representative (DAR).

         Roy J. Spencer, Jr. will be our Chief Pilot. Since 1996, he has served as Chief Pilot and Senior Line Captain of Gemini Air Cargo. During 1995 and 1996, he was General Manager/Vice President of Airline Operations at TransMeridian Airlines. From 1994 to 1995 he was a Director of Flight Crew Training at DHL Worldwide Express. From 1993 to 1994 he was Vice President, Airline Operations at Eastwind Airlines. From 1980 to 1993 he held positions as Chief Operating Officer, Vice President of Operations, Vice President of Maintenance, Airline Captain and Check Airman for American Flight Group, Delta Connection, Continental Express, Chicago Airlines and Frontier Horizon. Between 1975 to 1980 he served as Air Carrier Inspector for the Federal Aviation Administration. From 1971 to 1975 held positions within the Department of Defense as Air Reserve Technician and Special Agent -Drug Enforcement Administration. Mr. Spencer served in the United States Air Force as Officer, Pilot in Vietnam between 1967 and 1971 and received the Distinguished Flying Cross. He holds Aircraft Type ratings in DC9, DC10, A320, B767, B737, B727, ATR42/72 aircraft. He holds a BA from the University of Southern Mississippi and the Industrial College of the Armed Forces.

         J. Dan Govatos will be our Director of Safety. Since 1999 he served as Chief Pilot and Check Airman for Casino Express, a Part 121 certificated charter and scheduled air carrier based in Elko, Nevada. From 1998 to 1999 he served as Director of Operations Training for Polar Air Cargo. From 1997 to 1998 he served as Vice President Operations and Chief Pilot for Caljet Airlines in Long Beach, California. Between 1995 and 1996 he was appointed Director of Training at Jet USA Airlines, and from 1991 to 1996 he held positions as Captain and Line Check Airman for Mesa Airlines. Between 1989 and until cessation of Eastern Airlines in 1991 he was an airline pilot. Mr. Govatos holds an Airline Transport Pilot License, is Type Rated in A300, B737 aircraft, and is a Flight Engineer and A&P Mechanic. He graduated from Spartan School of Aeronautics, Tulsa Oklahoma.



                               ANNUAL COMPENSATION

         As of the time of filing the Registration Statement related to this Offering, no salaries have been paid and no stock options have been issued to any of our officers or employees. All of our expenses have been borne by the two Principal Founders. Direct expenditures are shown in our financial statements as Contributions to Capital.

                              EMPLOYMENT AGREEMENTS

         We intend to enter employment agreements with each of the persons listed as officers under "Management, Directors and Executive Officers". We have not established the terms of any such agreements. We anticipate that each contract will include terms customary for persons of comparable experience in the airline industry, including a base salary, bonus, employee benefits, stock options, and indemnification provisions.

                               BOARD OF DIRECTORS

         The Board of Directors of the Company is responsible for establishing broad corporate policies and for the overall performance of the Company. We expect that it will establish Executive, Audit, and Compensation Committees. The members of the board are Serge Feller (Chairman), James Korth, Benham Elliott and Richard Spaulding. Each member is elected for a period of one year with the exception of Messrs. Feller and Korth, who are elected for three years.

                      COMMITTEES OF THE BOARD OF DIRECTORS

         The Audit Committee's principal functions will be to give additional assurance that the financial information is accurate and timely and that it includes all appropriate disclosure; to ascertain the existence of an effective accounting and control system. We expect that the Audit Committee will consist of Messrs. Elliott and Spaulding.

          The Compensation Committee will study, advise and consult with management respecting the compensation of officers of the company, and will recommend for the Board's consideration any plan for additional compensation that it deems appropriate. We expect that the Compensation Committee will consist of Messrs. Elliott, Korth and Feller.

          The Executive Committee will have authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee will exercise all of the Board's power and authority when the Board is unable to meet, except that certain fundamental responsibilities, such as the declaration of dividends, are reserved to the Board. We expect that the Executive Committee will consist of Messrs. Feller and Korth.


               COMPENSATION OF MEMBERS OF THE BOARD AND COMMITTEES

         Directors who are not also executive officers of the Company or of an affiliate of the Company ("Non-Affiliate Directors") will receive $ 5,000 annually for serving on the Board of the Company, which amount is to be paid quarterly in advance. Non-Affiliate Directors are reimbursed for usual and ordinary expenses of meeting attendance.

                              CERTAIN TRANSACTIONS

         J.W. KORTH & COMPANY

         James W. Korth, who, through J.W. Korth & Company, owns 47.77% of our outstanding common stock (28.92% if, through this offering, we sell the maximum number of shares offered), is one of our founders, and is a Director. In addition, he owns an 88% interest in, and is the General Partner of, J.W. Korth & Company, our principal underwriter. Mr. Korth thus has a potential conflict of interest in relation to his activities as one of our officers and directors and his status as the principal owner of our principal underwriter. See "Plan of Distribution" and "Determination of Offering Price".

         We intend that J.W. Korth & Company will continue to serve as a consultant to Swissjet pursuant to a written consulting agreement. Pursuant to the intended agreement, Todd A. DeMand, a partner and Financial Principal of J.
W. Korth & Company, will fill the position of Chief Financial Officer of Swissjet. If Mr. DeMand can no longer fulfill his responsibilities as Chief Financial Officer, he will be replaced by the Board of Directors. Other partners of J. W. Korth & Company will supply such services to Swissjet as may reasonably be requested. For its services, J.W. Korth & Company will be paid a consulting fee of $15,000 per month from the time that Serge Feller begins receiving salary from Swissjet.

         J.W. Korth & Company has acted as an underwriter and investment advisor to many of the largest industrial and financial companies in the United States, including Citicorp, Citicorp Homeowners, Inc., General Motors Acceptance Corporation, Sallie Mae, BP America, Inc., Security Pacific Corporation, Household Finance Corp., Westinghouse Credit Corp., Wells Fargo & Company, The Kroger Company, RJR Nabisco, Inc., CMS Energy Corp., Maxus Energy Corp., McDonnell Douglas Finance Corp., and Salomon Inc., primarily in the area of debt securities. J.W. Korth has been an innovator in the creation of customer-oriented debt securities projects, including the General Term Note(R), a kind of continuous, weekly fixed-price debt securities offering.

         J.W. Korth & Company has never had a customer complaint. However, in 1997, J.W. Korth & Company and James W. Korth were the subjects of a court action brought against them by the SEC. The court action dealt with certain bonds owned or held in custody for its customers by J.W. Korth & Company that had been issued by the German Government between 1924 and 1930. The SEC, during a routine examination of J.W. Korth & Company, requested the serial numbers of these bonds. The SEC Staff informed J.W. Korth & Company that the serial numbers would be sent to the German Government, purportedly to verify their legal status. J.W. Korth & Company declined to provide this information without assurance that the serial numbers would not be provided to Germany, because of a concern that the German Government would repudiate the bonds irrespective of whether they represented a continuing obligation. Therefore, J.W. Korth & Company argued that the refusal to provide the information to the SEC was reasonable. The SEC brought an action in the United States District Court for the Southern District against J.W. Korth & Company and James W. Korth in his capacity as Managing General Partner of J.W. Korth & Company, for violating violated certain record-keeping provisions of the Securities Exchange Act applicable to securities brokers and dealers. A permanent injunction against violating those provisions was entered. Also, J.W. Korth & Company was fined $50,000 and Mr. Korth was fined $5,500.

         Although the court ruled against J.W. Korth & Company and Mr. Korth, the court specifically found that no fraud was involved and that no investor losses had occurred. We do not believe that the entry of this order will have a material effect on our operations or business prospects and does not adversely reflect on the integrity of J.W. Korth & Company or Mr. Korth.

         AAXICO, INC.

         We expect to acquire our initial inventory of spare parts from AAXICO Inc., a major worldwide aircraft parts supplier located in Miami, Florida. J. W. Korth & Company is 10% owned by James E. Korth, father of James W. Korth, who is also a principal owner of AAXICO. Several family members of James W. Korth, principal owner of J. W. Korth & Company, also are employed at AAXICO. We have no contract or other arrangement with AAXICO that requires us to buy all or some of our parts from AAXICO. We intend to purchase parts from AAXICO on an item by item ad hoc basis if the terms and conditions of such purchases are at least as favorable could be obtained from an unaffiliated entity in an arm's length transaction.

         We currently lease approximately 350 square feet of office space from J.W. Korth & Company in Miami, Florida for a rent of $1500 per month. This rent includes all utilities and telephone lines. In addition, we use telephones, computers, and other office equipment and office supplies donated by J.W. Korth & Company. It is anticipated that, as soon as we begin regular operations, we will move our offices to a separate location at a suitable rent to be determined by the available space and market.



                                 DIVIDEND POLICY

       Since inception on April 3, 2000, we have not declared or paid any cash dividends on our capital stock. We intend to pay dividends as soon as we are profitable. However, there are substantial restrictions on our ability to pay dividends to holders of Common Stock. We may not declare or pay any cash dividends on shares of Common Stock until the holders of the Preferred Stock then outstanding shall have first received, or simultaneously receive, all the accumulated dividends owed on each outstanding share of Preferred Stock.


                                 CAPITALIZATION

       The following table sets forth the capitalization of Swissjet Inc. as of May 31, 2000 and as adjusted for the sale of the first tranche of $30,000,000 from this Offering and completion of DOT and FAA certification, and should be read in conjunction with the financial statements and related notes appearing elsewhere herein.


                                                                   May 31, 2000            As Adjusted (1)

   Long Term Liability                                            $      ---                $    ---
   Stockholder Equity
            Common stock, $.001 par value; 50,000,000 shares      $       4,605             $      7,605
            authorized 4,605 issued and outstanding
            Preferred stock, $.001 par value; 50,000,000 shares   $      ---                $
            authorized None issued and outstanding
   Additional paid-in capital                                     $      76,939             $  27,824,539
   Deficit accumulated during the development stage               $     (23,964)            $     (83,964)
   Total stockholders' equity                                     $      57,580             $  27,748,180
                                                                  -------------             -------------


(1) As adjusted after the closing of the first tranche of $30,000,000 from this Offering and completion of DOT and FAA certification.


                            DESCRIPTION OF SECURITIES

         The securities being offered are shares of Common Stock and shares of Preferred Stock.

         Under our Amended and Restated Articles of Incorporation, we are authorized to issue 50,000,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), and 50,000,000 shares of Preferred Stock, par value $25 per share (the "Preferred Stock"). As of July 17, 2000, no shares of Preferred Stock have been issued, and 4,605,000 shares of Common Stock are issued and outstanding.


                             RIGHTS AND RESTRICTIONS

         Common Stock holders are entitled to one vote for each share, subject to any voting rights of holders of issued and outstanding shares of Preferred Stock. There will be no cumulative voting. Dividends are payable as lawful and as determined by the Board of Directors, subject to any preferential dividend in favor of issued and outstanding shares of Preferred Stock.

         Because of the protections afforded under our Articles of Incorporation to holders of Preferred Stock, persons interested in becoming owners of our Common Stock should be aware of those protections, the principal ones of which are outlined below.

         The Board of Directors may issue issues of Preferred Stock on such terms and conditions as may be lawful and determined by the Board of Directors at the time of issuance.

         Each issue of preferred stock will have the benefit of the restrictions on payment of dividends on common stock, and of the liquidation preference:

              - We will not declare or pay any cash dividends on shares of Common Stock until the holders of the Preferred Stock then outstanding shall have first received, or simultaneously receive, all the accumulated dividends owed on each outstanding share of Preferred Stock.

              - In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Preferred Stock will be entitled to receive its par value per share plus any accumulated unpaid dividends prior to payment of any liquidating dividend to holders of the Common Stock.

         Each Preferred Stock issue will have an annual dividend rate and a par value set by the Board of Directors. One fourth of the annual dividend rate for each issue of Preferred Stock shall be payable quarterly on the 15th of March, June, September and December of each Year. Dividends for each series of Preferred Stock will begin on the dividend date after issuance as established by the Board of Directors. Should the Board of Directors not authorize payment of a dividend on a dividend date to the holders of Preferred Stock, then such dividend will accumulate without an interest factor to the benefit of the Preferred Stock holder.

         Each holder of outstanding shares of Preferred Stock shall be entitled to one vote per share at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration.

         Except as provided by law or under certain specified circumstances, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class. The following is a general description of the corporate actions that may not be taken without the approval of holders of at least 51% of then-outstanding shares of Preferred Stock:

         - We may not issue any new class of securities having preferences or priority as to dividends our assets superior to existing Preferred Stock, or any new class of securities convertible into such preferred securities, and we may not reclassify common stock so as to give it preferences over existing Preferred Stock.

         - We may not pay dividends if any cumulative dividends owed on outstanding Preferred Stock have not been paid, and we may not redeem any other security.

         - We may not engage in any merger or change of control transaction except to change the state of our incorporation.

         - We may not agree to prohibit the payment of preferred dividends when we borrow money.

         -  We may not sell or lease all or substantially all of our assets.

         - We may not amend our Certificate of Incorporation or our Bylaws so as to disproportionately harm the Preferred Stock.

         Each issue of Preferred Stock will be subject to redemption, at its par value, under certain conditions. If an agreement is reached to merge Swissjet into another corporation or to sell more than 50% of the outstanding stock of Swissjet Inc., the Preferred Stock will be immediately redeemable at par value. In addition, if the Board of Directors so decides, we may redeem an issue of the Preferred Stock, at par value, at any time after a particular date. The Board of Directors will establish such date when the Preferred Stock is issued.

                      SECURITIES ELIGIBLE FOR FUTURE SALE

         The maximum number of allowable shares of Common Stock under this offering is 3,000,000 shares. The maximum allowable shares of preferred stock under this offering is 3,000,000 shares. In addition we have agreed to register 151,000 shares of Common Stock for sale by Founding Stockholders.

         After the filing of the registration statement for this Offering and before the effectiveness of that registration statement, we may sell up to 500,000 shares of common or preferred stock in private transactions not involving a public offering. It is likely that these shares will have registration rights that would vest only after the sale of the entirety of this Offering.

         This is a best efforts, continuous offering. Stock will be sold from time to time in specified amounts ("tranches") of Common or Preferred shares at specific prices.

         The Agents are not required to sell any specific number or dollar amount of securities but must receive orders for $30,000,000 in Common and/or Preferred Stock before there will be a closing of the first tranche.

         For each tranche, we will announce pricing of shares from time to time and shares will be offered until the entire tranche has been sold, or until we terminate sales for the tranche. These prices and the dividend rate for Preferred Stock could be lower or higher than those for the first tranche offered.

         There are no other plans to issue any stock, other than stock sold pursuant to this Offering, once this Offering commences. There is no current market established for Swissjet's securities, and no market may exist at the conclusion of this offering.

         If a market for Swissjet stock develops, we cannot predict the effect, if any, that offers of future tranches will have on the market prices for shares already sold, or the effect, if any, that the market prices for shares already sold will have on the amount of pricing of sales of stock in future tranches.

                              PLAN OF DISTRIBUTION

         This is a best efforts, continuous offering. Stock will be sold from time to time in specified amounts ("tranches") of common or preferred shares. For each tranche, we will announce pricing of shares from time to time and shares will be offered until the entire tranche has been sold, or until we terminate sales for the tranche. The Agents are not required to sell any specific number or dollar amount of securities but will use their best efforts to sell the securities offered. The offering will be made on a continuous basis.

         The first tranche will be a minimum of $30,000,000 in Common and/or Preferred Stock. Until we have orders for this amount, we will not close on this tranche.

         The offering will proceed as a best efforts basis. This means that no Agent is guaranteeing to take and pay for any specific amount of shares of preferred or common stock. Subject to the terms and conditions set forth in the
Distribution Agreement between the Company and J. W. Korth & Company, and    ,
   ,    , the Co-Agents, offers are to be solicited from time to time to purchase the securities being offered. The Co-Agents have agreed to use their best efforts to solicit purchases from their own clientele and J. W. Korth & Company has agreed to use its reasonable best efforts to solicit purchases through other dealers who will solicit purchases from the public. Sales by J. W. Korth & Company will be made to other dealers pursuant to the Selected Dealers Agreement between J. W. Korth & Company and the dealer.

         This offering will continue from time to time to completion pursuant to Rule 415 under the Securities Act. A Pricing Supplement with respect to each offering of Preferred Stock will set forth among other things, the price of the Preferred Stock and its dividend rate, the proceeds to the Company and the amount of any discounts or concessions allowed, reallowed or paid to dealers.

         J. W. Korth & Company and any other licensed securities dealer may make a market in the Preferred of Common Stock when released for individual trading but there is no obligation by any one to do so and any market making may be discontinued at anytime. It is expected that once the offering is completed the Common and Preferred Stock will be accepted for trading on the NASDAQ national market under the call symbol SJAL and SJALP respectively.

         It is expected that the Selling shareholders will enter into an agency agreement with J. W. Korth & Company as representative for the agents. Pursuant to this agreement, among other things, J. W. Korth and Company may sell the shares of the Selling Stockholders only after the minimum amount of proceeds have been raised on sales of our Common or Preferred to satisfy the requirements of our business plan as then filed with DOT.

       We have agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                         DETERMINATION OF OFFERING PRICE

         Prior to this Offering, there has been no public market for our common or preferred stock.

         Because of the relationship between J.W. Korth & Company and Swissjet Inc., the Offering is being conducted in accordance with Rule 2720 of the National Association of Securities Dealers. That rule requires that the initial public offering price can be no higher than that recommended by a "qualified
independent underwriter", as defined by the NASD.     and     have served in
that capacity and performed due
diligence investigations and reviewed and participated in the preparation of the
Registration Statement of which this Prospectus forms a part.     and    has
each received $    from us as compensation for such role.

         Among the factors which were considered in determining the initial public offering price were the results of our limited test period operations, our current financial condition, our business plan and future prospects, the anticipated market for our services, the general conditions of the stock market, and the demand for similar securities considered comparable to our securities.


                       PRINCIPAL AND SELLING STOCK HOLDERS

         The following table set forth certain information regarding the beneficial ownership of Swissjet Inc. common stock as of May 31, 2000, and as adjusted to give effect to the sale of the common stock offered hereby:


                                         Number of shares    Shares of  stock    Number of shares    Percent of
                                         owned prior to      to be sold in the   owned after the     shares owned
                                         offering            offering            offering            after the
                                                                                                     offering if all
                                                                                                     the shares are
                                                                                                     sold
Serge F. Feller                          2,200,000           55,000              2,145,000           28.20%
J.W. Korth & Company                     2,200,000           55,000              2,145,000           28.20%
Benham Elliott                           50,000              10,000              40,000              0.52%
Richard Spaulding                        25,000              5,000               20,000              0.26%
Daniel Jenkins                           20,000              4,000               16,000              0.21%
Joe Pettigrew                            10,000              2,000               8,000               0.10%
Roy Spencer                              10,000              2,000               8,000               0.10%
James Walsh                              10,000              2,000               8,000               0.10%
J. Dan Govatos                           10,000              2,000               8,000               0.10%
Richard E. Brodsky, P.A.                 50,000              10,000              40,000              0.52%
Holly MacDonald-Korth                    10,000              2,000               8,000               0.10%
Charles M. Chinn                         10,000              2,000               8,000               0.10%
TOTALS                                   4,605,000           151,000             4,454,000

         The information presented in this table with respect to beneficial ownership reflects "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act. All information with respect to the beneficial ownership of any securities and, except as otherwise indicated, each shareholder has sole voting and investment power with respect shares listed as beneficially owned by such shareholder. Pursuant to the rules of the Commission, in calculating percentage ownership, each person deemed to beneficially own shares subject to options or warrants exercisable within 60 days of the date of this prospectus.


                                  LEGAL MATTERS

         There are no legal proceedings pending in which Swissjet Inc. is a party or as to which any of its property is the subject.


                                     EXPERTS

         The financial statements of Swissjet for the period from April 3, 2000 (inception) to May 31, 2000, appearing in the prospectus and registration statement have been audited by Kaufman Rossin & Co., independent auditors, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Our Articles of Incorporation provide that, to the fullest extent permitted by the Corporation Law of the State of Florida, the Company shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because he is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan). This Indemnification will also cover all persons covered by our indemnification for actions alleged to have been taken or not taken in their designated capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, which are actually and reasonably incurred by or on behalf of any such person in any action, suit or proceeding, and any appeal therefrom.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                          INDEX TO FINANCIAL STATEMENTS

INDEPENDENT AUDITORS' REPORT                                                  F - 2
FINANCIAL STATEMENTS

         Balance Sheet                                                        F - 3

         Statement of Operations                                              F - 4

         Statement of Stockholders' Equity                                    F - 5

         Statement of Cash Flows                                              F - 6

         Notes to Financial Statements                                   F - 7 to F - 9

INDEPENDENT AUDITORS' REPORT
================================================================================

To the Board of Directors and Stockholders
SwissJet, Inc.
Miami, Florida


We have audited the accompanying balance sheet of Swissjet, Inc. (a development stage company) as of May 31, 2000, and the related statements of operations, stockholders' equity and cash flows for the period from inception (April 3, 2000) through May 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SwissJet, Inc. as of May 31, 2000, and the results of their operations and their cash flows for the period from inception (April 3, 2000) through May 31, 2000, in conformity with generally accepted accounting principles.




                                                 KAUFMAN, ROSSIN & CO.


Miami, Florida
June 20, 2000

SWISSJET, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
MAY 31, 2000

=======================================================================================================

ASSETS
=======================================================================================================

EQUIPMENT, net of accumulated depreciation of $954                                        $     29,080

DEFERRED OFFERING COSTS (NOTE 1)                                                                51,000
-------------------------------------------------------------------------------------------------------

         Total Assets                                                                     $     80,080
=======================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
=======================================================================================================

CURRENT LIABILITIES
     Accounts payable                                                                     $     22,500
-------------------------------------------------------------------------------------------------------

COMMITMENTS (NOTE 3)

STOCKHOLDERS' EQUITY
     Common stock, $.001 par value; 50,000,000 shares authorized;
         4,605,000 issued and outstanding                                                        4,605
     Preferred stock, $.001 par value; 50,000,000 shares authorized
         None issued and outstanding                                                                 -
     Additional paid-in capital                                                                 76,939
     Deficit accumulated during the development stage                                     (     23,964)
-------------------------------------------------------------------------------------------------------
         Total stockholders' equity                                                             57,580
-------------------------------------------------------------------------------------------------------

         Total Liability and Stockholders' Equity                                         $     80,080
=======================================================================================================
                                                      See accompanying notes.

SWISSJET, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM INCEPTION (APRIL 3, 2000) THROUGH MAY 31, 2000
================================================================================

================================================================================

EXPENSES
     Depreciation                                               $       954
     Professional fees                                               11,400
     Consulting fees                                                  6,000
     Travel expense                                                   3,000
     Rental expense                                                   1,289
     Miscellaneous operating expense                                  1,321
--------------------------------------------------------------------------------
         Total expenses                                              23,964
--------------------------------------------------------------------------------

NET LOSS                                                        $    23,964
================================================================================

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING              4,605,000
--------------------------------------------------------------------------------

NET LOSS PER SHARE - BASIC AND DILUTED                          $      0.00
================================================================================
                            See accompanying notes.

SWISSJET, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM INCEPTION (APRIL 3, 2000) THROUGH MAY 31, 2000

==============================================================================================================================
                                                                                                  Deficit
                                                                                                Accumulated
                                                                              Additional           During
                                                                   Par Value    Paid In          Development
Transaction                                Date        Shares       At $.001    Capital            Stage            Total
==============================================================================================================================
 Shares issued to founders               4/20/2000    4,605,000    $  4,605    ($  4,605)        $        -      $         -

 Contributions of capital in the
     form of equipment and payment of
     professional fees, consulting
     fees, travel expenses, rental
     expense, miscellaneous operating
     expenses and deferred offering
     costs paid by certain founders     4/20/2000             -           -       81,544                  -           81,544

 Net loss from inception,
     representing deficit accumulated
     during the development stage               -             -           -            -         (   23,964)     (    23,964)
 -----------------------------------------------------------------------------------------------------------------------------

                                                      4,605,000    $  4,605     $ 76,939         ($  23,964)      $   57,580
==============================================================================================================================
                                                      See accompanying notes.

SWISSJET, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM INCEPTION (APRIL 3, 2000) THROUGH MAY 31, 2000

=================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                                  ( $      23,964)
-------------------------------------------------------------------------------------------------
     Adjustments to reconcile net loss to net cash from
         operating activities:
         Depreciation                                                                      954
         Expenses paid by certain founders                                              23,010
-------------------------------------------------------------------------------------------------
                  Total adjustments                                                     23,964
-------------------------------------------------------------------------------------------------
                     Net cash from operating activities                                      -
-------------------------------------------------------------------------------------------------

INCREASE IN CASH AND BALANCE AT MAY 31, 2000                                     $           -
=================================================================================================

Supplemental Disclosures:
-------------------------------------------------------------------------------------------------

     Interest paid                                                               $           -
=================================================================================================

     Income taxes paid                                                           $           -
=================================================================================================

Supplemental Disclosure of Non-cash Investing Activity:
-------------------------------------------------------------------------------------------------
                                                      See accompanying notes.

         DURING APRIL 2000, FOUNDING SHAREHOLDERS CONTRIBUTED $30,034 OF EQUIPMENT AND INDIVIDUALLY PAID $28,500 TOWARDS DEFERRED OFFERING COSTS. THESE AMOUNTS ARE INCLUDED IN ADDITIONAL PAID-IN CAPITAL.

     During April and May of 2000, the Company incurred $22,500 of deferred offering costs, which are included in accounts payable.


SWISSJET, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Note 1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

            ORGANIZATION AND BUSINESS ACTIVITY

            SwissJet,Inc. (the "Company") was incorporated in April 2000, under the laws of the State of Florida in order to operate a charter-only airline both domestically and internationally. The Company intends to market vacation packages through tour operators, travel agents and directly to the public via the internet. The Company is currently seeking authority from the Department of Transportation ("DOT") and the Federal Aviation Administration ("FAA") to operate as an airline within the United States.

            The Company is considered to be in the development stage, and the accompanying financial statements represent those of a development stage company.

            EQUIPMENT

            Equipment is recorded at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets, which are as follows:

                            See accompanying notes.

            Computer and office equipment                       5 years
            Software and manuals                                5 years
            Life rafts                                          5 years

            Depreciation expense during the period from inception (April 3, 2000) through May 31, 2000 amounted to $954.

            DEFERRED OFFERING COSTS

            Deferred offering costs consist of direct expenditures relating to a proposed initial public offering (IPO) of the Company's common stock (see Note 4). These costs are deferred until such time as the proposed IPO is completed or will be expensed in the period in which the IPO is deemed unsuccessful.

            USE OF ESTIMATES

            The accounting and reporting policies of the Company are in conformity with generally accepted accounting principles. The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses for the period presented. Actual results could differ from those estimates.

            RISKS AND UNCERTAINTIES

            The airline industry is intensely competitive. Domestic certificated airlines are free to enter and exit domestic markets and to set fares without regulatory approval. Any significant fare reductions or introduction of directly competing routes by other airlines could have a material adverse effect on the Company's future results of operations.

            The Company cannot predict the future cost and availability of fuel for flight operations. Substantial price increases or the unavailability of adequate suppliers could have a material adverse effect on the result of operations of the Company.

            NET LOSS PER SHARE

            Net loss per share is computed based on the weighted average number of common shares outstanding.

--------------------------------------------------------------------------------
NOTE 2.    INCOME TAXES
--------------------------------------------------------------------------------

            Deferred tax assets at May 31, 2000 consisted of the following:

            Net operating loss carryforwards                 $   6,900
            Less valuation allowance                         (   6,900)
            --------------------------------------------------------------------

                                                             $       -
            ====================================================================


            The Company has a net operating loss carryforward of approximately $24,000 for income tax purposes, which expire in 2020.

                            See accompanying notes.

            The difference between the income tax provision and the amount computed by applying the federal statutory income tax rate to the loss before income taxes is due to the deferred tax valuation allowance.

--------------------------------------------------------------------------------
NOTE 3.     COMMITMENTS
--------------------------------------------------------------------------------

            PURCHASE AND LEASE BACK ARRANGEMENT OF AIRPLANES

            The Company has entered into negotiations for the potential purchase and lease back of six McDonnell Douglas MD82 aircrafts for $63 million from US Airways. The Company initially plans to operate two of these aircrafts and lease back four to US Airways. The Company plans to cancel these leasebacks as needed, according to future operations. This agreement is in anticipation of the IPO of the common stock of the Company (see Note 4). In connection with this potential agreement, the Company has executed a non-binding memorandum of understanding, currently in review by US Airways' legal Department.

            The Company is currently negotiating contracts for employees and consultants and a related stock option plan, also in anticipation of the IPO of the common stock of the Company (see Note 5). Management believes none of these contracts will become binding unless and until the IPO is successful.

--------------------------------------------------------------------------------
NOTE 4      INITIAL PUBLIC OFFERING
--------------------------------------------------------------------------------

            The Company intends to file a registration statement on form S-1 for the sale of up to 3,000,000 shares of the Company's common stock and 3,000,000 shares of preferred stock to the public. The proceeds from the offering will be used to fund future asset acquisitions (Note
            3). The Company anticipates the registration statement to become effective during 2000.

                            See accompanying notes.

OUTSIDE BACK COVER OF PROSPECTUS:


DEALER PROSPECTUS DELIVERY OBLIGATION

         Until      , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as agents or dealers and with respect to their unsold allotments or subscriptions.

       TABLE OF CONTENTS

Prospectus Summary...................................................3
Special Note Regarding-
Forward Looking Statements..........................................10
Risk Factors........................................................11
Dilution............................................................15
Use of Proceeds.....................................................16
Our Business........................................................18
Available Information...............................................32
Management's Discussion and Analysis or Plan of Operation...........32
Management..........................................................35
Certain Transactions................................................39
Dividend Policy.....................................................40
Capitalization......................................................41
Description of Securities...........................................41
Securities Eligible for Future Sale.................................43
Plan of Distribution................................................43
Principal and Selling Stock Holders.................................45
Legal Matters.......................................................46
Experts.............................................................46
Indemnification of Officers and Directors...........................46
Index to Financial Statements.......................................F1


THIS PROSPECTUS CONTAINS ALL OF THE REPRESENTATIONS BY THE COMPANY CONCERNING THIS OFFERING, AND NO PERSON SHALL MAKE DIFFERENT OR BROADER STATEMENTS THAN THOSE CONTAINED HEREIN. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS PROSPECTUS.

THIS PROSPECTUS, TOGETHER WITH FINANCIAL STATEMENTS AND OTHER ATTACHMENTS, CONSISTS OF A TOTAL OF _____ PAGES.

                                    PART II.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The following is a listing of all expenses in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions. None of these expenses will be borne by Selling Shareholders.


SEC and DOT Counsel:                                  $ 30,000
Auditors:                                               17,500
Transfer Agent:                                          3,000
Department of Transportation Filing Fees:                1,400
SEC Filing Fee:                                         33,000
NASDAQ Filing Fee:                                       5,000
NASDAQ Entry Fee:                                       11,750
Printing:                                               65,000
Mailing:                                                 1,000
Travel:                                                 15,000
Contingency:                                            20,000

Total:                                                $202,650


                   RECENT ISSUANCE OF UNREGISTERED SECURITIES

         On April 20, 2000 Swissjet issued 4,605,000 shares of Common Stock, $.001 par value per share, to our Founding Shareholders (twelve in number). The shares were issued privately to Founders in reliance on the exemption for non-public offerings under section 4(2) of the Securities Act. The names of these shareholders and the number of shares issued to each are as follows:

SHAREHOLDER                                                    NUMBER OF SHARES
-----------                                                    ----------------
Serge F. Feller                                                   2,200,000
J. W. Korth & Company                                             2,200,000
Richard E. Brodsky, P.A.                                             50,000
Benham Elliott                                                       50,000
Richard Spaulding                                                    25,000
Daniel Jenkins                                                       20,000
Joseph Pettigrew                                                     10,000
Roy Spencer                                                          10,000
James Walsh                                                          10,000
J. Dan Govatos                                                       10,000
Holly MacDonald-Korth                                                10,000
Charles M. Chinn                                                     10,000


                              FINANCIAL STATEMENTS

                                    EXHIBITS


EXHIBIT NO.            DESCRIPTION OF EXHIBIT                                                                      PAGE
-----------            ----------------------                                                                      ----
       1               Distribution Agreement between Swissjet Inc. and J.W. Korth & Company

       3(i)            Articles of Incorporation of Swissjet Inc. as amended
       3(ii)           By-laws of Swissjet Inc. as amended
       5             * Opinion of counsel
      10               Agreement between Swissjet Inc. and Sigma Aircraft Management LLC
      20               Instruments defining rights of security holders: see Exhibit 2
      23.1           * Consent of Independent Public Accountants
      23.2           * Consent of Lee C. Schmacthenberg
      24               Power of attorney
      27             * Financial data schedules

* to be added by amendment

                        UNDERTAKING PURSUANT TO RULE 415

        The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)1(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.       (inapplicable)

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on July 17, 2000.

                                       SWISSJET INC.



                                       By: /s/ Serge F. Feller
                                          -------------------------------------
                                          Chairman of the Board of Directors,
                                          Chief Executive Officer and President


                        POWER OF ATTORNEY AND SIGNATURES

         We, the undersigned officers and directors of SWISSJET INC., hereby severally constitute and appoint Serge F. Feller and James W. Korth, and each of them singly, our true and lawful attorneys with full power to them and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable SWISSJET INC. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto or to any subsequent Registration Statement for the same offering which may be filed under Rule 462(b).

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                                        /s/ JAMES W. KORTH
                                        -----------------------------
                                        JAMES W. KORTH
                                        Director
                                        July 17, 2000


                                        /s/ RICHARD SPAULDING
                                        -----------------------------
                                        RICHARD SPAULDING
                                        Director
                                        July 17, 2000


                                        /s/ BENHAM ELLIOTT
                                        -----------------------------
                                        BENHAM ELLIOTT
                                        Director
                                        July 17, 2000


                                        /s/ TODD DEMAND
                                        -----------------------------
                                        TODD DEMAND
                                        Acting Chief Financial
                                        Officer
                                        July 17, 2000

ON LIST OF EXHIBITS:

24 Power of Attorney (included on p. II-1)

                                  Exhibit Index
                                  -------------


EXHIBIT NO.            DESCRIPTION OF EXHIBIT                                                                      PAGE
-----------            ----------------------                                                                      ----
       1               Distribution Agreement between Swissjet Inc. and J.W. Korth & Company

       3(i)            Articles of Incorporation of Swissjet Inc. as amended
       3(ii)           By-laws of Swissjet Inc. as amended
       5             * Opinion of counsel
      10               Agreement between Swissjet Inc. and Sigma Aircraft Management LLC
      20               Instruments defining rights of security holders: see Exhibit 2
      23.1           * Consent of Independent Public Accountants
      23.2           * Consent of Lee C. Schmacthenberg
      24               Power of attorney
      27             * Financial data schedules

* to be added by amendment